Exhibit 4.1

IMRIS INC.

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED

DECEMBER 31, 2009

MARCH 1, 2010

TABLE OF CONTENTS

TABLE OF CONTENTS		1
FORWARD-LOOKING AND OTHER STATEMENTS		2
GENERAL MATTERS		2
1.	CORPORATE STRUCTURE	3
2.	GENERAL DEVELOPMENT OF THE BUSINESS	3
3.	NARRATIVE DESCRIPTION OF THE BUSINESS	5
4.	DIVIDENDS	29
5.	CAPITAL STRUCTURE	29
6.	MARKET FOR SECURITIES	30
7.	ESCROWED SECURITIES	30
8.	DIRECTORS AND OFFICERS	31
9.	LEGAL PROCEEDINGS	34
10.	INTERESTS IN MATERIAL TRANSACTIONS	34
11.	TRANSFER AGENT AND REGISTRAR	35
12.	MATERIAL CONTRACTS	35
13.	INTERESTS OF EXPERTS	35
14.	ADDITIONAL INFORMATION	35
APPENDIX “A”		36
APPENDIX “B”		42

FORWARD-LOOKING AND OTHER STATEMENTS

All statements, other than statements of historical facts, included in this Annual Information Form regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “believe”, “anticipate”, “estimate”, “plan”, “expect”, “intend”, “may”, “project”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and undue reliance should not be placed on our forward-looking statements.

There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements or statements of “belief”, including the factors discussed under “Risk Factors” and in other sections of this Annual Information Form.  These factors and the other cautionary statements made in this Annual Information Form should be read as being applicable to all related forward-looking statements and statements of “belief” wherever they appear in this Annual Information Form.

Any forward-looking statements and statements of “belief” represent our estimates only as of the date of this Annual Information Form and should not be relied upon as representing our estimates as of any subsequent date.  Except as required by law, we do not assume any obligation to update any forward looking statements or statements of “belief”.  We disclaim any intention or obligation to update or revise any forward-looking statements or statements of “belief”, whether as a result of new information, future events or otherwise.

GENERAL MATTERS

In this Annual Information Form, unless otherwise indicated or the context otherwise requires, the terms “IMRIS”, the “Company”, “we”, “us”, and “our” are, unless the context otherwise requires, used to refer to IMRIS Inc. and its wholly owned subsidiaries: IMRIS, Inc. (USA); IMRIS (Europe) SPRL (Belgium); IMRIS India Private Limited (India); and IMRIS KK (Japan). Our trademarks are “IMRIS”, “IMRISneuro” and “IMRIScardio”. This Annual Information Form contains company names, product names, trade names, trademarks and service marks of other organizations, all of which are the property of their respective owners.

Information contained on our website is not part of this Annual Information Form and is not incorporated herein by reference and may not be relied upon by prospective purchasers for the purposes of determining whether to invest in our common shares.

Unless otherwise indicated, the market and industry data contained in this Annual Information Form is based upon information of publicly available sources and management’s knowledge of, and experience in, the markets in which it operates.  Although we believe that these sources are generally reliable, market and industry data is subject to variation and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any survey.  Neither we nor the underwriters have independently verified any of the data from third party sources referred to in this Annual Information Form.  Similarly, internal company surveys and reports, including estimates of market size and information regarding our competitors, which we believe to be reliable, based upon management’s knowledge of the industry, have not been verified by any independent sources.

In this Annual Information Form, unless otherwise indicated, all dollar amounts are expressed in Canadian dollars. References to “$” and “Cdn$” are to Canadian dollars and references to “U.S. $” and “U.S. dollars” are to United States dollars.

1.             CORPORATE STRUCTURE

IMRIS Inc. was incorporated under the Canada Business Corporations Act on May 18, 2005.  On May 20, 2005, we acquired all of the assets and assumed all of the liabilities of Innovative Magnetic Resonance Imaging Systems Inc., hereinafter referred to as “Innovative”.  On November 18, 2005, we acquired control of Innovative and we amalgamated with Innovative on December 31, 2005.  We own directly or indirectly all of the outstanding shares of our subsidiaries: IMRIS, Inc. (incorporated under the laws of Delaware, USA); IMRIS (Europe) SPRL (incorporated in Belgium); IMRIS India Private Limited (incorporated in India); and IMRIS KK (incorporated in Japan).

On October 26, 2007, our articles of amalgamation were amended to, among other things; create a class of preferred shares, unlimited in number and which may be issued from time to time in one or more series.  Consequently, we are authorized to issue an unlimited number of common shares and an unlimited number of preferred shares.

Our head and registered office is located at 100-1370 Sony Place, Winnipeg, Manitoba, R3T 1N5.

2.             GENERAL DEVELOPMENT OF THE BUSINESS

2.1          General Description of the Business

IMRIS provides fully integrated image guided therapy solutions that deliver timely information to clinicians during surgical or interventional procedures.  IMRIS systems incorporate multiple imaging modalities including magnetic resonance imaging (“MRI” or “MR imaging”), fluoroscopy and computed tomography into fully integrated imaging suites. All IMRIS systems are designed to assist clinicians to improve outcomes for their patients and use a variety of patented technologies that enhance patient safety, operating room efficiency and offer enhanced financial utility for hospitals.

2.2          Three-Year History

Fiscal 2009

We substantially completed the installation of six IMRIS systems during 2009, bringing to 19 the number of units installed and in operation at December 31, 2009.

We received purchase orders for ten new systems in 2009, (as well as three upgrades to existing system orders) increasing our order backlog from $67.8 million as at December 31, 2008 to $ 89.4 million at the end of 2009.  As at December 31, 2009 we have sold 35 systems.  Of these, 25 are in the United States, five are in Canada, one is in Europe and four are in the Asia Pacific region.

We continued our global expansion in 2009 with the sale of our first IMRISneuro system in Europe and the establishment of regional organizations for North America, Europe and the Middle East and China.  Each of these organizations is responsible for sales, customer service, program management and product sales support.

We completed regulatory approvals allowing us to market and sell IMRISNV and IMRIScardio in Canada (Health Canada), the United States (FDA) and Europe (CE).  Following the regulatory approvals, we formally launched our new IMRISNV and IMRIScardio and sold three of these systems during the balance of the year. We also received regulatory approvals in Japan for the 1.5 Tesla version of IMRISneuro.

We completed an equity financing with the issuance of 3,697,250 common shares for net proceeds of $19.3 million. The proceeds of the offering are being used to fund the Company’s working capital and general corporate purposes.

We entered into a renewed and expanded OEM agreement with Siemens Healthcare for the supply of MR scanners and angiography systems as component parts for IMRIS’s image guided therapy suites.

At the end of 2009, we had 139 employees at locations around the world including Canada, the United States, India, Japan, Europe and China.

On February 4, 2010, we announced that IMRIS had entered into a definitive agreement to acquire NeuroArm Surgical Limited (“NASL”), a privately held company based in Calgary, Alberta, and its magnetic resonance-compatible neurosurgical robot.  In conjunction with the acquisition, we also entered into a memorandum of understanding with MacDonald Dettwiler and Associates Limited to create the next generation of the technology.  As consideration for the acquisition of NASL including its technology, patents, and associated intellectual property, 1.6 million IMRIS common shares were issued from treasury.  The transaction closed on February 5, 2010.

Fiscal 2008

We substantially completed the installation of five IMRISneuro systems during 2008, bringing to 13 the number of units installed to December 31, 2008.

We received purchase orders for ten additional systems in 2008, increasing our order backlog from $31.7 million as at December 31, 2007 to $67.8 million at the end of 2008.  As at December 31, 2008 we had sold 25 systems, with 12 units in clinical operation. Of the 25 systems sold, 17 are in the United States, five are in Canada and three are in the Asia Pacific region.

We expanded our global operations in 2008 by opening an office in Belgium to serve the European market, an office in Tokyo to serve the Japanese market and by establishing a presence in Australia.  We also substantially completed the installation of our first two systems in Asia Pacific during the year with the delivery of systems to KDAH Hospital in Mumbai, India and to PLA (301) Hospital in Beijing, China, and received our first order from Australia for a system for delivery to Canberra Hospital.

We completed development of the 3.0 Tesla version of IMRISneuro, which provides our customers with an optional higher field strength solution, and which provides for shorter scan times or enhanced image quality.  The Company released the new version in the fourth quarter of 2008, following regulatory approval, further strengthening our product offering and opening new market opportunities.

We also substantially completed the development of our IMRIScardio system during the 2008 year, with an expectation of releasing the product for marketing in mid 2009 following regulatory approval.

In December 2008 we entered into a letter of intent with the University Health Network in Toronto for the development and commercialization of MR-guided radiation therapy and interventional procedures. The goals of the collaboration include the development of new technologies, the establishment of clinical workflows and the validation of the benefits of MR guided radiation therapy technology to both the patient and the health system. Planned applications include the integration of the IMRIS technology with external beam radiation therapy, MR guided biopsies and brachytherapy of the prostate.  The collaboration signals the entry of IMRIS into the field of image guided radiation therapy, expanding on its existing expertise in neurosurgery.

Fiscal 2007

We substantially completed the installation of 4 IMRISneuro systems during the year, doubling the number of systems installed in the field to 8 units at the end of the year.

We received purchase orders for 7 additional systems in 2007, increasing our order backlog from $19.6 million as at December 31, 2006 to $31.7 million at the end of the year, and including purchase orders from our first two customers from outside of North America during the year.  We received an order from Reliance Group for the new Kokilaben Dhirubhai Ambani Hospital (KDAH) in Mumbai India and an order from People Liberation Army (PLA) Hospital in Beijing, China.

We opened offices in Mumbai, India and in Beijing, China in conjunction with the receipt of these new orders, providing us with a presence in each of these emerging markets.

We completed the regulatory approvals for all configurations of IMRISneuro in Canada (Health Canada), the United States (FDA), Europe (CE), Australia and other markets.

We launched the development of IMRIScardio, a surgical imaging system for use in interventional cardiac procedures.

In November 2007 we completed our initial public offering, with gross proceeds of $40 million.  This initial public offering provided us with a stronger balance sheet to support our efforts to further commercialize our products.

3.             NARRATIVE DESCRIPTION OF THE BUSINESS

3.1          Industry Overview

Surgical Imaging

Surgical imaging is the ability to obtain images of patient anatomy during the course of surgical or interventional procedures.  In the past, surgeons relied on pre-operative images to plan procedures and post-operative images to confirm whether the procedure achieved the desired results.  Over the last 20 years, however, imaging systems have emerged that provide surgeons with more current images of patient anatomy while surgical procedures are in progress.  These images enable surgeons, among other things, to distinguish between healthy and diseased tissue and to identify soft tissue and anatomical structure while conducting surgery.  As a result of the information provided by these real-time images, surgeons can make effective adjustments to a surgical procedure while it is in progress, often leading to improved patient outcomes and reducing the likelihood that repeat surgeries will be needed.

Surgical imaging techniques used today include ultrasound, fluoroscopy, computed tomography (CT) and MRI. Although ultrasound, fluoroscopy, and CT are well-suited for some applications, each has certain limitations for both the surgical team and the patient.  Ultrasound is a well-established imaging technology with limited deleterious effects on the patient or the surgical team, but its poor image quality makes it of limited use for surgical procedures.  Fluoroscopy is an imaging technique that projects real-time x-ray images onto a monitor located in the operating room.  While fluoroscopy produces rapid, high resolution images, a drawback of this technique is that it exposes patients and hospital staff to potentially harmful radiation, meaning that precautions must be used to protect against overexposure.

CT imaging uses a computer to assemble a series of x-ray images in order to create a three dimensional image of the anatomy of interest.  Although CT achieves a high standard of spatial resolution and precision for surgical imaging, it is not as precise as MRI for revealing soft tissue structure.  As well, since CT scanning is based on x-ray imaging, radiation concerns mean that CT scanning, like fluoroscopy, requires that the surgical team be constantly protected from overexposure to radiation.  In addition, CT is generally used on a patient for only one series of images during each surgical procedure due to the need to minimize radiation exposure.

Magnetic Resonance Imaging

MR imaging produces high resolution images of a patient’s anatomy by measuring the unique manner in which certain molecules in the body react to radio frequency signals in the presence of a magnetic field generated by a superconducting magnet.  While the benefits of MR imaging have long been accepted by the medical community, intra-operative MR imaging is more recently gaining wide acceptance.  It has many of the benefits of ultrasound, fluoroscopy and CT but offers a number of additional advantages.

A major advantage of MR imaging is that it provides high-resolution images with substantially better soft tissue contrast than any other imaging modality, making it ideal for certain types of surgeries or interventional procedures. Another advantage, when compared to CT or fluoroscopy, is that MR imaging does not involve exposure of the patient or surgical team to any potentially harmful radiation.

MR imaging can be used for a variety of diagnostic applications, such as revealing tissue structure, probing tissue function and examining physiology. MRI’s ability to provide better soft tissue contrast has allowed surgeons to better differentiate tumors from adjacent healthy tissue and to measure the efficacy of medical procedures.  In addition, physiological data collected during the imaging process, such as studies of blood flow in the brain and other organs, have enhanced the diagnostic capabilities and medical applications of MR imaging.

The surgical utility of MR imaging has been limited in the past due to practical considerations and financial concerns associated with the use of an MR scanner exclusively for surgical purposes.  Notwithstanding these limitations, neurosurgery and interventional cardiovascular procedures have emerged as two clinical applications for which surgical MR imaging is achieving growing acceptance.

Magnetic Resonance Imaging in Neurosurgical Procedures

MR imaging is used as an important tool for a variety of neurosurgical procedures, such as brain tumor resection, the implanting of neuro-modulation devices in the brain and the repair of blood vessel malformations.  The most prevalent use, however, is for brain tumor resection, where the ability to identify residual tumors is of the utmost importance to the surgeon.

Surgery is the primary form of treatment for brain tumors.  Due to the invasive nature of brain tumor resections and the importance of minimizing their impact on normal brain functions, these procedures particularly benefit from MRI’s unique ability to distinguish between diseased and healthy brain tissue.  This ability allows MR imaging to be used to assist in the removal of all types of tumors, including those that cannot be easily treated with traditional surgical techniques because of their location, number, size, shape or proximity to vital tissues or structures.

The goal of brain tumor resection is to remove the entire tumor whenever possible since a tumor is likely to recur if any tumor cells are left behind.  Without the detailed information available from MR imaging during surgery, a surgical team may be forced to take an overly conservative approach to the removal of a tumor in order to preserve healthy surrounding tissue.  As a result, this approach may ultimately lead to a less favorable patient outcome.  Surgical MR images assist the surgical team in determining during the procedure whether the desired result has been achieved.

One independent peer-reviewed study published in 2004 in Radiology (a journal devoted to clinical radiology) indicated that intra-operative MR imaging resulted in the modification of surgical strategy (i.e. led to additional tumor resection or the correction of the placement of a biopsy needle) in 27.5% of the cases where it was used.  Where the neurosurgery specifically involved tumor resection, MR images obtained during surgery resulted in extended tumor removal in 39% of cases.  In the case of pituitary tumors, the use of intra-operative MR imaging in the study was shown to increase the rate of complete tumor removal from 56% to 87.5%.

Magnetic Resonance Imaging in Cardiovascular and Neurovascular Procedures

In addition to neurosurgery, other clinical applications that stand to benefit from the use of MR imaging are interventional cardiovascular and neurovascular procedures.  According to the American Heart Association, cardiovascular MR imaging has the potential to permit an entirely new range of procedures otherwise attainable only with open surgery, making it a potentially very significant innovation for coronary heart disease diagnosis and treatment.

“Interventional” procedures are generally less invasive than those referred to as “surgical” and are typically performed by clinical interventionists rather than surgeons.  For coronary artery disease, for instance, one current treatment approach is a cardiac catheterization whereby an interventional device is inserted into a blocked artery under guidance from fluoroscopic images.  The device is deployed with the intention that it will resolve the cardiac condition of the patient by opening up the arterial blockage.  Unfortunately, in many cases, the physiological data collected during the procedure is insufficient to determine if the cardiac condition has actually been resolved by the intervention, particularly where the patient has more than one coronary blockage.

Cardiovascular interventionists are beginning to use surgical MR imaging to obtain physiological information so that the effectiveness of the interventional procedures can be determined immediately.  The effectiveness of the interventional procedure can be assessed using information that can be derived from MR images, such as the strength of heart contractility or blood perfusion.  This information allows the interventionist to make immediate treatment decisions, such as the taking of further interventional measures or the determination to proceed to surgery, which could ultimately improve outcomes for patients.

History of Surgical Magnetic Resonance Imaging Technology

Although a number of approaches have been developed to bring MR imaging to the neurosurgical environment, none of them have met with significant commercial success.  These approaches have been limited by poor image quality, the disruption of standard surgical procedures, a lack of financial viability and concerns over patient safety, largely due to the requirement of most approaches to move the patient to the MR scanner during surgery.

The first MR imaging system designed for use during neurosurgical procedures was introduced in 1994.  In that system, an imaging field was centered between two magnets and the surgeon worked in a narrow gap between the magnets, allowing simultaneous surgery and imaging without moving the patient.  The system had a number of drawbacks, including low image quality, requirements for special MR-compatible instrumentation and a cramped operating space.  As a result of these limitations, the system received little market acceptance and was discontinued in 2001.

Another system for neurosurgical MR imaging that is currently on the market uses a small, low-field MR scanner which is stored under the operating room table and positioned over the patient when required for imaging.  Since the magnet is in the storage position when not in use, the system interferes minimally with the surgical team.  The relatively low strength of the magnet used in this system, however, results in significantly reduced image quality and a restricted field of view of the brain, which limits the system’s surgical utility.

Another currently available approach to providing MR imaging during surgery uses a trolley system to transport the patient from the operating room to a high-field MR scanner located in another room and back during the procedure.   This approach was adopted due in part to a number of complexities associated with permanently locating a high-field magnet in an operating room and the cost associated with dedicating an MR scanner exclusively to surgical use.  Using this approach, the patient is moved to the MR scanner on a tabletop that detaches from the operating room table.  This movement of the patient during surgery, however, is complicated, due to the need to also move the monitoring, life support and anaesthesia equipment that is attached to the patient, and can accordingly increase risk to the patient.

A third system available today minimizes patient movement by using a rotating operating room table to move the patient when imaging is required from the surgical area of the operating room to an MR scanner located in another area of the operating room.  During surgery, the end of the operating room table is positioned outside the MR scanner’s magnetic field, allowing surgery to be performed with standard instrumentation, although particular care must be taken not to let any metal instruments approach the MR scanner.  The primary drawback of this type of system is that it requires an MR scanner to be permanently dedicated to the operating room, making it unavailable for diagnostic applications when not in use for surgery.  Similarly, the operating room is generally not available for other types of surgical procedures due to the permanent presence of the MR scanner in the operating room.  Both of these limitations reduce the financial viability of this approach for hospitals.

All of the foregoing approaches have various shortcomings, whether related to surgical work flow, financial viability or patient safety.  As a result, they have not received widespread market acceptance.  We believe that our MR imaging system offers all of the benefits of high resolution surgical MR imaging while overcoming the shortcomings of the other systems on the market today.  Our system, developed in close consultation with surgeons, adopts a unique approach to surgical MR imaging by moving the MR scanner to the patient while the surgery is in progress rather than moving the patient to the scanner.  This patented approach provides high resolution surgical MR imaging designed with patient safety, surgical efficiency and financial viability in mind.

3.2          Our Business

IMRIS provides fully integrated image guided therapy solutions that deliver timely information to clinicians during surgical or interventional procedures.  IMRIS systems incorporate multiple imaging modalities including MR imaging, fluoroscopy and computed tomography into fully integrated imaging suites.  Our systems use a variety of patented technologies that enhance patient safety and operating room efficiency.

IMRISneuro is our flagship product, providing surgeons with high resolution MR images during neurosurgical procedures.  Due to the invasive nature of brain surgery and the importance of minimizing disturbance to healthy brain tissue, neurosurgical procedures may benefit from MRI’s unique ability to distinguish between diseased and healthy brain tissue.  IMRISneuro allows surgeons to make adjustments to the procedure while the procedure is in progress, which may lead to improved patient outcomes and reduce the likelihood that repeat surgeries will be needed.

IMRISNV sequentially employs MRI and fluoroscopy in an integrated suite that provides interventional clinicians with imaging for the rapid assessment and post procedure evaluation of neurovascular conditions including stroke, where speed of treatment is a major determinant in the success of patient outcomes.  The IMRISNV suite features a wide-bore 3 Tesla MR scanner and a bi-plane angiography system completely integrated into a single suite that permits the patient to transition quickly and seamlessly between MR imaging and intervention without transporting the patient between modalities.

IMRIScardio provides clinicians with timely and accurate images for visualizing the cardiovascular system before, during and after an intervention. Cardiovascular interventions demand a high level of accuracy in the diagnosis of patients and in the assessment of treatments.  The IMRIScardio suite includes a wide-bore 1.5 Tesla MR scanner and a single-plane or bi-plane angiography system providing the ability to alternate between imaging modalities and immediately assess treatment.

All IMRIS products are designed to assist clinicians to improve outcomes for their patients. Our integrated imaging solutions are based on three fundamental principles:

Patient Safety — The patient is never moved during the course of a surgical or interventional procedure in an IMRIS integrated therapy suite.  Unlike conventional imaging solutions where the patient is moved for imaging, our solutions move the imaging system to the patient at the right moment in the procedure.  This avoids any potential risks associated with having to move the patient to the scanner, and maintains optimum patient positioning during the procedure.

Clinical Efficiency — All aspects of IMRIS systems are designed to enhance the workflow of the clinical team.  Imaging information is captured rapidly and presented to maximize efficiency and effectiveness for clinicians.  In addition, because the imaging system is moved to the patient during use, when not in use, clinicians are afforded unrestricted access to the patient and do not require special MR-compatible instruments for the procedures.

Financial Utility — IMRIS systems provide customers with both intraoperative/interventional and diagnostic MR imaging capabilities.  When not in use during a surgery or interventional procedure, the MR scanner is located in an adjacent room and is available for diagnostic imaging, thereby ensuring that the hospital obtains maximum utility from its equipment.

The creation of high value intellectual property and advancements in technology are important elements of our business. To grow the Company and remain competitive, we are continuously engaged in new product development and enhancement and each year we invest significantly in research and development to drive the continuing innovation that supports our competitive position. Underlying all of our image guided therapy solutions is advanced proprietary technology and intellectual property that we have developed as part of our unique solutions. The protection of these products, processes and know-how is integral to our business. We have patents in place in the United States, Canada and other countries where available to protect our core patent family. In addition, we have filed a number of additional patent applications that are directed to specific aspects of our technology. At December 31, 2009 we had 20 patents either issued or pending. As we develop our technologies we will continue to seek patent protection to enhance our competitive position.

3.3          Our Products

Our products include IMRISneuro, IMRISNV and IMRIScardio.  IMRISneuro accounted for 100% of our revenues in 2008.  In 2009, IMRISneuro and IMRISNV represented 73% and 27% of our revenues respectively.

The IMRISneuro System

The IMRISneuro system is a fully integrated MR imaging system that can be used in a wide range of neurosurgical procedures to provide timely and accurate information before, during and after surgery.  The IMRISneuro system combines a high-field MR scanner with a computer-controlled transport system and MR-compatible surgical table to allow high resolution imaging of patient anatomy during surgical procedures.  The IMRISneuro system includes an integrated data management system that allows surgical teams to collect, display and share patient information in real time within the operating room or with others outside the operating room, including students or consulting surgeons.

The IMRISneuro MR scanner moves from one room to another in a matter of minutes on a set of overhead rails.  The MR scanner is moved into the operating room and positioned directly over the patient at the appropriate time during a surgical procedure.  Once the MR scanner is moved, the MRI system is recalibrated using our proprietary technology to adjust for the new position of the magnet in the operating room environment.  Because the MR scanner is only present inside the operating room for a short period while scanning, the surgical team is afforded unrestricted access to the patient and does not require special MR-compatible instruments for the procedure.

The IMRISNV System

The IMRISNV system can be used for a number of neurovascular procedures and, in particular, stroke.  The IMRISNV system sequentially employs MR and fluoroscopy in an integrated suite that provides interventional clinicians with the ability to quickly identify stroke patients who are likely to benefit from immediate intervention.

The MR scanner is moved into the interventional room and positioned directly over the patient on our MR-compatible angiography table, permitting the clinician to visualize the structure and condition of arteries and to quickly assess the condition of a patient’s brain tissue before undertaking an interventional procedure.  The MR scanner is then moved out of the interventional room and the clinician can immediately commence an interventional procedure using the bi-plane angiography system without moving the patient from the table.  During and immediately after the procedure, new MR images can be taken to assess the effectiveness of the treatment and to determine if further intervention is required.

The IMRIScardio System

The IMRIScardio system combines the capabilities of MR and angiography in a fully integrated image guided therapy suite which provides clinicians with the ability to visualize anatomical structure and assess the condition of a patient’s arteries and myocardium before, during and after cardiovascular interventions.   IMRIScardio provides intraprocedural MR images that can be used with real-time fluoroscopy to assist catheter navigation during a cardiovascular intervention.  The MR scanner is moved into the interventional room and positioned directly over the patient on our MR-compatible angiography table, permitting the clinician to visualize the structure and condition of arteries and myocardium before undertaking an interventional procedure.  The MR scanner is then moved out of the interventional room and the clinician can immediately commence an interventional procedure using the single plane angiography system without moving the patient from the table.  During and immediately after the procedure, new MR images can be taken to assess the effectiveness of the treatment and to determine if further intervention is required.

Primary Components of IMRIS systems:

MRI Transport System:  IMRISneuro, IMRISNV and IMRIScardio incorporate a proprietary, computer controlled transport system that allows for the movement of the MR scanner and its associated equipment from one imaging location to another.  The movement of the MR scanner is achieved using our patented approach and relies upon our substantial body of proprietary technical knowledge relating to, among other things, the calibration of the MR scanner at multiple scanning locations.  At the end of the movement cycle, the IMRIS system is electronically and magnetically stable and ready to acquire high resolution images.

Large Aperture Superconducting 1.5 Tesla or 3.0 Tesla Magnet:  We offer a choice of two magnet strengths for our IMRIS systems.  We use a large aperture superconducting Siemens Magnetom “Espree”™ 1.5-Tesla-strength magnet that provides high resolution MR images for medical use.  The 1.5 Tesla MR scanner (Tesla is a standard measure of magnetic strength) has been the industry standard for MR imaging for a number of years.  During 2008 we introduced a second version of our system using Siemens 3.0 Tesla “Verio” ™ MR scanner.  The higher field strength of the Verio™ system provides for shorter scan times and enhanced image quality as a result of the higher field strength.

Both the 1.5 Tesla “Espree”™ and 3.0 Tesla “Verio” ™ product lines are supplied with a wide range of specialized diagnostic and surgical software used to image specific patient anatomy and physiology.  Both magnets have a larger opening than is typically available on the market, which accommodates patient positioning for multiple types of surgical procedures.  The magnets are equipped with a digital radio frequency system that provides all of the signal processing required for image acquisition and processing along with operating software that integrates all of the system capabilities together.

IMRISneuro Operating Table:  Our IMRISneuro operating room table is MR-compatible but is also a fully functional operating room table that can be used for most procedures, regardless of whether MR imaging is required or not.  The table is designed to allow the MR scanner to pass over the patient without interference.

Multi-element Surgical Coil and Head Fixation Device:  The IMRISneuro system includes our proprietary surgical coils and head fixation device.  Our coils are a key technology component of the imaging system and are used in conjunction with the MR scanner to capture more detailed images of the anatomy of interest.  Our coils are designed so that the top half can be removed during surgery while the bottom half remains fixed to the operating table.  Our coil integrates with a three pin head fixation device that is used to secure the cranium of the patient during the procedure.  The head fixation device attaches directly to the table so that the patient’s head position is fixed and calibrated with the MR scanner.

IMRISNV/IMRIScardio Patient Table:  The IMRISNV/IMRIScardio patient table is a MR-compatible table that is also radiolucent so that it can be used for real-time fluoroscopic procedures.  The table can be tilted forward and reverse, rolled laterally, rotated and moved horizontally for optimum positioning for imaging and intervention.  For MR imaging, the table is rotated 90 degrees and fully extended toward the MR scanner to allow the MR scanner to pass over the patient without interference and without ever moving the patient from the tabletop.

Angiography Systems:  IMRISNV and IMRIScardio products utilize Siemens Artis zee™ or ANGIO-MR MIYABI™ angiography equipment.  IMRISNV and IMRIScardio  can be configured with either a bi-plane or single plane system depending on the specific needs of the customer. The systems can be ceiling mounted or floor mounted.

Cardiac Coil:  Our 16-channel cardiac coil is designed for use with IMRIScardio to capture detailed images of the anatomy of interest.  The cardiac coil includes a posterior coil that slides into a rigid MR-compatible radiolucent housing underneath the mattress of the patient table. The anterior coil is flexible and is positioned on the patient’s chest.

Integrated Data Management:  Our integrated image guided therapy systems provide hospitals with the ability to fully integrate video, voice and data from our surgical suite.  The system allows surgical teams to collect, display and share patient information in real time within the operating room or with others outside the operating room, including students or consulting surgeons.  Our integrated data management capabilities are comprised of both hardware and software that function together seamlessly through an intuitive touch-screen user interface.

In addition to providing these key components and technologies of IMRIS systems, we act as a systems integrator for our customers and ensure that our imaging guided therapy systems are fully functional with operating room hardware and software provided by other vendors.  Our systems are compliant with industry standards and are compatible with the leading third party image guidance systems on the market today.

Multi-room Configurations

IMRIS systems are available in multiple configurations that allow customers to meet their needs and optimize the return on their investment.  All of the configurations for our systems have the high-field MR scanner as the center of the design.  Each configuration contains one or two operating/interventional rooms as well as a magnet storage bay or diagnostic room.

For hospitals that also require diagnostic imaging, the IMRIS systems offer the ability to provide a full range of diagnostic imaging services in an adjacent room.  The diagnostic imaging capability of the system has a complete suite of examination packages and can provide both anatomical and functional imaging in addition to spectroscopy.  The ability to utilize the IMRIS system as a fully-functioning diagnostic MR scanner allows our customers to optimize their return on investment.

IMRISneuro configurations contain one or two operating rooms together with a magnet storage bay or diagnostic room.  The MR scanner typically remains in the magnet bay or diagnostic room and is moved into an operating room only when imaging is required.

IMRISNV and IMRIScardio configurations contain one or two interventional rooms together with a magnet storage bay or diagnostic room. The interventional rooms contain a single plane or bi-plane angiography system.

Multiple product configurations are also available including one IMRISneuro operating room together with an IMRISNV or IMRIScardio interventional suite on either side of a magnet storage bay or diagnostic room.  Another multiple product configuration is an IMRISNV interventional suite together with an IMRIScardio interventional suite as well as a magnet storage bay or diagnostic room.

The doors between the rooms in these various suite configurations provide air, acoustic, and physical barriers between the rooms.  Where required, the doors are airtight to prevent contamination and allow the air in each room to be exchanged, a procedure which is required in order to maintain sterility in the operating room.

3.4         Competition

MRI competes with other surgical imaging technologies such as CT, fluoroscopy and ultrasound for market share in the overall surgical imaging market. MR imaging, however, has been widely recognized as the imaging modality of choice for neurosurgery, and therefore we consider our main competitors to be other providers of neurosurgical MR imaging.

The market for neurosurgical MR imaging is highly competitive, with a number of companies providing competing surgical MRI systems.  Our competitors tend to be large medical systems suppliers, such as General Electric, Siemens, Philips and Medtronic.  Some of our suppliers and partners compete with IMRIS by offering their own competing MR imaging systems alone or in conjunction with other partners.  Medtronic offers its own low-field surgical MR scanner in competition with IMRIS.

We compete for surgical MRI integration services.  Our main competitor for integration services is BrainLab AG, which markets a surgical MR image guidance system and also offers an integrated operating room incorporating its proprietary information management system.

Notwithstanding that many of our competitors are larger than IMRIS; we believe that IMRIS is well positioned to compete due to our proprietary know-how and patent-protected ability to move a high-field MR scanner to the patient.

The initial competitor for IMRIScardio and IMRISNV is Philips, which has offered a combined MRI/fluoroscopy system for several years.  The Philips system involves moving the patient from an operating room on a detachable table top into an MR scanner in an adjacent MRI diagnostic room.  We believe the same product advantages offered by IMRISneuro, particularly the focus on patient safety by moving the scanner to the patient rather than moving the patient to the scanner, apply to IMRIScardio and IMRISNV and will provide IRMIScardio and IMRISNV with a competitive advantage over other systems.  Given the size of the market for cardiovascular procedures, we expect that other competitors will emerge as the application of MR imaging to cardiovascular and neurovascular applications becomes more widely accepted by clinicians.

3.5          Intellectual Property

The protection of our products, product components, processes and know-how is integral to our business.  We seek patent protection for our products, components and other technologies in Canada, the United States and other countries where available and appropriate.  We also rely on trade secrets, know-how and continuing innovation to develop and maintain our competitive position.  All of our employees and contractors are required to sign agreements committing them to hold our intellectual property in confidence and assigning to IMRIS all rights in the technology that they help us to develop.

Our core patent family covers an apparatus which includes an MR scanner that is moved along its axis over an operating room table to perform patient imaging while a medical procedure is in progress and, after imaging is completed, is moved away from the table to allow the procedure to continue without interference from the MR scanner.  We have obtained patents for this apparatus in the United States, Canada, Germany, The Netherlands, France, the United Kingdom and Japan.  This patent was granted in the United States in 1998 to the National Research Council (NRC) of Canada and was irrevocably assigned by NRC to IMRIS in 2005.  The United States patent expires in March 2016.  The Canadian, German, Dutch, French, British and Japanese patents will expire in March 2017.

We continuously seek other areas for patent protection for new developments in order to maintain our competitive advantage.  In addition to our core patent family, we have eighteen additional patent families that are directed to specific aspects of our technology.  Seven of these already include Canadian, United States and International Patent Cooperation Treaty (PCT) patent applications, three are filed only in Canada and USA and the other eight include United States patent applications which remain pending and may form the basis of additional patent families.

We cannot be assured that any of these pending patent applications will issue with commercially useful claims or that the inventions when built will perform as required or that the patents granted to us will be useful commercially.  We have an additional number of inventions currently in development, which may lead to the filing of further patent applications during 2010.

To date we have registered or applied for registrations to the following trademarks in Canada and the United States: “IMRIS” with its logo, “IMRISneuro” and “IMRIScardio”.  We also claim common law trademarks over the foregoing names.

3.6          Research and Development

In order to remain competitive and to grow our business, we are continuously engaged in new product development and enhancement.  Our current research and development efforts are focused on leveraging our core MRI system platform to provide image guided therapy solutions for different medical applications.

To date, the primary application for our surgical imaging system has been neurosurgical.  Accordingly our development efforts include maintaining our leading position in neurosurgical imaging through product enhancements, the addition of new components (such as our proprietary surgical coils) and new features to our IMRISneuro system.  Our research and development strategy also includes the investigation of new neurosurgical applications for our surgical MRI system, including neuro-modulation, an emerging technique for treating neurological disorders such as Parkinson’s disease through the application of electrical impulses to affected areas in the brain.

In addition to developing new applications and products for neurosurgical procedures, we have leveraged the IMRISneuro technology platform to target other application areas including neurovascular and cardiovascular disorders with the introduction of our IMRISNV and IMRIScardio systems in 2009.

We continue to develop innovative imaging products and technologies that are designed to increase the accuracy of critical information obtained from MR images, decrease the time required to obtain it and improve its usefulness to clinicians.  For instance, we introduced a high-quality imaging coil used for neurosurgery that provides what we believe are among the highest resolution intra-operative MR images available on the market today. This coil offers high image quality, compatibility with standard surgical procedures and ease of use.  We continue to work collaboratively with clinicians and researchers and to collect feedback regarding patient outcomes to guide our innovation efforts and to seek patent protection for our new developments as appropriate.

In December 2008 we entered into a letter of intent with the University Health Network in Toronto for the development and commercialization of MR-guided radiation therapy and interventional procedures.  The goals of the collaboration include the development of new technologies, the establishment of clinical workflows and the validation of the benefits of MR guided radiation therapy technology and interventional therapies to both the patient and the health system.  Planned applications include the integration of the IMRIS technology with external beam radiation therapy, MR guided biopsies and brachytherapy of the prostate.  The collaboration signals the entry of IMRIS into the field of image guided radiation therapy, expanding on its existing expertise.

On February 4, 2010, we announced that IMRIS had entered into a definitive agreement to acquire NeuroArm Surgical Limited (“NASL”), a privately held company based in Calgary, Alberta, and its magnetic resonance-compatible neurosurgical robot.   This technology combines the detailed imaging of MR with the precision of surgical robotics and has the potential to deepen our portfolio of image guided therapy solutions and add to our overall value proposition to customers.  In conjunction with the acquisition of NASL, we have entered into a memorandum of understanding with MacDonald, Dettwiler and Associates Limited, a world leader in the development of robotics, to work with us to develop and commercialize robotic surgery systems. As consideration for the acquisition of NASL, including its technology, patents, and associated intellectual property, 1.6 million IMRIS common shares were issued from treasury to the vendors of all of the NASL shares.  The transaction closed on February 5, 2010.

3.6          Employees and Facilities

As at December 31, 2009 we had 139 employees with 23 in sales and marketing, 59 in customer support and operations, 37 in research and development and 20 in administration.  We require employees with specialized knowledge in areas such as the surgical environment, image guidance, MR imaging, manufacturing and telecommunications technology.

We have never experienced a work stoppage or other labour disturbance.  None of our employees belong to or are represented by a labour union.  Voluntary turnover has been low, and recently conducted employee focus group sessions confirm management’s relationship with employees and employee morale to be good.

3.7          Manufacturing and Assembly, Facilities and Suppliers

Manufacturing and Assembly

Each IMRIS system is customized in order to meet specific customer preferences and requirements.  Our customer engineering group works closely with hospitals and clinicians to develop integrated designs to meet their specialized requirements.  The customized elements of each system can range from the inclusion of selected brands of operating room equipment to the implementation of structural and MRI system modifications which are required to permit the system to operate properly at the customer location.  The delivery cycle and installation process typically ranges from five months to twelve months or more depending in part on the configuration of our system, but also dependent on the amount of additional construction work that may be required to be completed by the customer.  In certain cases, the purchase and installation of our system may be part of a larger hospital construction project and our delivery cycle may be considerably longer.  Our delivery cycle includes a phase for initial design and obtaining of building and similar permits, structural site construction activities carried out by the hospital and our subcontractors, installation of our overhead rail system, the delivery and installation of the MR scanner and the remaining system components and final testing and integration of the system.  The delivery cycle involves the following steps:

Step	Responsibility

Site preparation and installation of structural steel	Customer
Installation of overhead rail system	IMRIS
Installation of RF shield	IMRIS sub-contractor
Room finishes and mechanical systems	Customer
Delivery, installation and integration of magnet, MRI-transport system, table, and, if applicable, angio system	IMRIS
Final test and acceptance procedures, customer training	IMRIS/Customer

Certain components of an IMRIS system are manufactured and assembled at our Winnipeg facility, while other components are purchased from outside vendors and integrated and installed either at our Winnipeg facility or at the customer site.  Our manufacturing and assembly process also involves initial assembly, integration and testing of certain components with proprietary software prior to shipment to customer sites.

Approximately 22,400 square feet of our Winnipeg facility is presently dedicated to manufacturing of the mechanical, electronic and electrical subsystems of the IMRIS systems, including the integrated magnet transport system, operating room table with associated controls and specialized surgical imaging coils.

Suppliers

We purchase certain components of our system from outside vendors, including the MR scanner (with its associated software, diagnostic coils and controls), the angiography system, radio-frequency shielding systems (which are required to protect the MR scanner from radio interference), certain hardware components for our integrated data management system, operating room booms and surgical lighting.

We attempt to establish dual sourcing for most components of our system, although we currently purchase our MR scanners and angiography systems only from Siemens under a non-exclusive OEM re-sale agreement.  The agreement sets out the general terms of supply by Siemens of the MRI system.  The agreement was entered into as of November 2009 for a five-year term with automatic renewal thereafter for further two-year periods, subject to six months’ advance written notice of termination by either party prior to the end of the initial term or any two-year renewal term.  The agreement may be terminated earlier in the event of default or in the event of a change of control or similar sale transaction affecting IMRIS where the buyer or controlling shareholder is a direct competitor to Siemens.

For the majority of our system components, we do not have long-term supply contracts with suppliers.  We believe that we would be able to establish alternative sources for these components, subject to any regulatory approvals that may be required.  It is possible that a disruption of the supply of key components could result in increased costs and delays in deliveries of IMRIS systems, which could adversely affect our reputation and results of operations.

Facilities

Our head office and production and assembly facility is located in Winnipeg, Manitoba, where we lease a 75,000 square foot building.  Approximately 22,400 square feet of our main facility is devoted to manufacturing, with the balance of the space dedicated to research and development, sales and marketing, and administration.  The available manufacturing space can be significantly increased with minimal capital investment.  The lease for our main facility has a five-year term expiring in 2011 with a possibility of renewal at our option for a period of two, three or five years. Our annual rent obligation is approximately $402,000 per year.

In addition we lease office space for certain regional employees in one location in each of the United States, China, India and Japan.

3.8          Marketing and Distribution

The purchase and installation of an IMRIS system represents a significant capital project for our customers.  The cost of an integrated IMRIS system to a hospital can range from approximately $4 million to $12 million depending on the product selected, the room configuration and the level of integration services requested.  The installation generally involves further additional capital expenditures by the customer for room construction and ancillary operating room equipment.  We currently do not provide leasing, deferred payment, profit sharing or other financing arrangements to our customers in connection with the purchase of our systems.

Our sales process requires that we engage with a number of different stakeholders within and outside the hospital to assist in making a strong clinical and business case for the IMRIS system.  While clinicians are generally the lead stakeholders of the hospital responsible for supporting an IMRIS system acquisition, the sales process requires the involvement of radiologists, facilities managers, hospital administrators and other hospital staff at various stages.  In certain cases, we also engage as needed with hospital funding sources, including private donors, government entities and financial institutions.  As a result, the sales cycle associated with the marketing of our systems is both complex and lengthy, with a typical sales cycle of more than 12 months from initial customer engagement to our receipt of a purchase order.

We market IMRIS systems directly to hospitals in our established markets through our own sales force. We currently have sales staff located in Canada, the United States; Beijing, China; Mumbai, India; Tokyo, Japan; Brussels and Belgium.

In support of the sales staff, we currently have regional market managers who are responsible for the development and delivery of territory-specific marketing programs to create awareness and generate sales interest.  Also supporting sales are specialists in program management, customer engineering, customer support and training who serve all of the sales regions.  Our product managers are responsible for working with the sales staff, regional market managers and customers to identify potential new products and upgrades to be developed in conjunction with our research and development group.

Strategic Partners

We work with a number of our customers and suppliers in designing, developing and marketing our systems.  Our most important strategic relationship is with Siemens, with whom we have a long-term original equipment manufacturer (“OEM”) agreement.  The OEM agreement provides for the supply of the Magnetom Espree 1.5 Tesla™ and the Verio™ 3.0 Tesla superconducting magnets which are at the core of our systems as well as the Siemens single plane and bi-plane angiography systems for our IMRISNV and IMRIScardio systems.  The OEM agreement deals principally with the terms and conditions relating to the supply of the magnet and angiography systems. We also work closely with Siemens’ sales, marketing and customer service departments in addressing customer sales opportunities, and Siemens provides 24/7/365 first line of customer support to our customers.

We work with a number of other suppliers who contribute products or services to the integrated solutions we provide to our customers.  Most of these relationships are based on mutually beneficial goals and not contractual relationships.

We also work with a number of customers who provide input in the product development cycle and who act as demonstration sites for our customer visits.

3.9          Regulatory Matters

IMRISneuro, IMRISNV and IMRIScardio are classified as medical devices and are subject to governmental regulations in various jurisdictions.  These regulations typically govern the research, testing, development, manufacture, promotion and marketing of the system.  Once approved, medical devices are usually subject to continuing regulation, which typically includes record-keeping requirements, adverse event reporting, good manufacturing requirements and post-market surveillance and, in certain jurisdictions, the requirement to maintain certain ISO certifications and to undergo periodic inspections.  Non-compliance with the applicable regulatory requirements will jeopardize our ability to market our products as such non-compliance can result in the failure to grant the regulatory approval for the device, withdrawal or suspension of the regulatory approval, fines, injunctions, civil penalties, recalls or seizures of the device and, in certain jurisdictions, criminal prosecution.

We have received approval in the United States, Canada, Europe, China, Australia, South Korea, Japan and Singapore to market and sell all five room configurations of our IMRISneuro 1.5 Tesla system product line into these jurisdictions.  We have also received approval for our 3.0 Tesla system in the United States, Canada, Europe, Australia, South Korea and Japan.  We have applied for regulatory approval to market and sell our IMRISneuro 3.0 Tesla system in China.  No regulatory approval is required for the marketing and sale of our systems in India.

As of December 31, 2009, we have received approval in the United States, Canada and Europe to market and sell our IMRISNV and IMRIScardio systems.  In February 2010, we received approval to market and sell these systems in Australia.

In addition, some of our products must conform to standards set by the International Electotechnical Commission (“IEC”), Underwriters Laboratories Inc. (“UL”), a privately owned and operated product safety testing and certification organization and TÜV SÜD, a globally recognized testing, inspection and certification organization.  In the United States, we obtain UL or TÜV SÜD certification for each system on site during the installation process.

We intend to seek regulatory approval for IMRISNV and IMRIScardio in other jurisdictions in which we currently have, or have sought, approval for our IMRISneuro system.  While we expect that the approval process in each jurisdiction will be similar to that used to obtain approval of IMRISneuro, there can be no assurance that we will receive market clearance for IMRISNV and IMRIScardio in these other jurisdictions.

United States

In the United States, medical devices are regulated primarily by the U.S. Food and Drug Administration (the “FDA”).  The FDA classifies medical devices into one of three regulatory classes, referred to as Class I, Class II or Class III, depending on the level of control and review necessary to assure the safety and effectiveness of the device, which in turn is based on the level of risk to the patient.  As the risk level increases, additional data is required to demonstrate the safety and effectiveness of the device.  The products we currently market are Class I and Class II medical devices.

There are two review procedures by which medical devices can receive FDA clearance or approval for marketing in the United States: (i) a pre-market notification (or a 510(k) notification), or (ii) submission and approval of a pre-market approval application.  Most Class I devices and a few Class II devices are exempt from the 510(k) notification requirements subject to the limitations on exemptions. A 510(k) notification, must be submitted for certain Class I devices as well as for the majority of Class II and certain Class III devices.  The 510(k) application must establish that the medical device, in comparison with an existing legally marketed product (a “predicate device”):  (i) is substantially equivalent, and (ii) is as safe and effective and does not raise different questions of safety or effectiveness.  A pre-market approval application must be filed if a proposed device is not substantially equivalent to a predicate device.

Marketing a medical device that is subject to a 510(k) notification may begin upon the FDA issuing a clearance letter finding substantial equivalence to the predicate device.  The FDA issued a clearance letter with respect to certain room configurations for IMRISneuro 1.5 Tesla system in August 2006 and the IMRISneuro 3.0 Tesla system in December 2008.  The FDA issued a clearance letter with respect to our IMRISNV and IMRIScardio systems in September 2009.  We expect the products currently under development will be subject to 510(k) clearance or special 510(k) clearance.  We obtain the advice of FDA regulatory consultants in order to confirm which type of submission is required for a given product.  Generally, a 510(k) clearance submission requires three months for approval and a special 510(k) clearance requires one month for approval, although delays are common.  The FDA, however, may determine that our future products are not substantially equivalent and therefore not subject to 510(k) notification or may require further information, including clinical data, to make a determination regarding substantial equivalence.  Such determination or request for additional information will delay market introduction of the product that is the subject of the 510(k) notification. If FDA requires a pre-market approval application, the period for review and additional expense can be substantial, as a pre-market approval application may involve creating additional clinical data and typically takes 180 days to be approved by the FDA.

Canada

In Canada, medical devices are regulated by Health Canada and are divided into one of four regulatory classes, Class I to Class IV, depending upon the risk the medical device presents to the patient.  Except for Class I devices, all medical devices are required to have a device license before they can be sold in Canada.  As the risk level increases, additional data is required to demonstrate the safety and effectiveness of the medical device before a device license is issued by Health Canada.  Manufacturers of Class II, III and IV medical devices are also required to submit to Health Canada valid ISO 13485 quality management systems certificate issued to the manufacturer by a third party organization recognized and accredited by Health Canada.  We have obtained a Class II device license for our IMRISneuro 1.5 Tesla system in 2006, our IMRISneuro 3.0 Tesla system in 2008 and a Class III device license for our IMRISNV and IMRIScardio systems in 2009.

International Regulations

International sales of medical devices are subject to foreign governmental relations which vary substantially from country to country.  The primary regulatory environment in Europe is that of the European Union.  As in the United States, medical devices are classified depending upon the risk the medical device presents to the patient, although otherwise the current regulatory requirements in the European Union differ significantly from those in the United States.  Medical devices in Europe are required to carry a CE Mark, which represents compliance with the applicable Medical Device Directives.  Typically, in order to achieve the CE Mark, Class IIa, Class IIb and Class III medical devices in Europe require quality systems certification by a third party assessment agency known as a Notified Body.  The IMRISneuro system is a European Class IIa medical device and IMRISNV and IMRIScardio systems are Class IIb medical devices and fall under the Medical Devices Directive (93/42/EEC) (MDD).  SGS (UK) Limited Systems and Services is our Notified Body for Europe.  We are required to prepare a technical file with evidence of compliance with the MDD and applicable standards.  We received the appropriate CE Mark for our IMRISneuro 1.5 Tesla system in 2006 and our IMRISneuro 3.0 Tesla system and IMRISNV and IMRIScardio systems in 2009.

3.11        Risks Related to Our Business

Long sales cycle, high unit price and limited quarterly installations

The high unit price of the IMRISneuro, IMRIScardio and IMRISNV systems, as well as other factors, may contribute to substantial fluctuations in our quarterly operating results and share price.  The purchase and installation of an IMRIS system represents a significant capital project for our customers.  Due to the relative size and complexity of these projects, our sales process requires that we engage with a number of different stakeholders within and outside the hospital to assist in making a strong clinical and business case for the IMRIS system, including neurosurgeons, radiologists, facilities managers, hospital administrators and other hospital staff.  As a result, the sales cycle associated with the marketing of our systems is both complex and lengthy, with an average sales cycle of more than 12 months from initial customer engagement to our receipt of a purchase order.

Because of the high unit price of the IMRIS system and the relatively limited number of units installed each quarter, each installation currently represents a significant component of our revenue for a particular quarter.  If we lose a single customer order or if customers defer installation of an IMRIS system for even a short period of time, recognition of a significant amount of revenue may be lost or deferred to a subsequent period.

Because our operating costs are relatively fixed, our inability to recognize revenue in a particular quarter may adversely affect our profitability in that quarter.  In addition, while we believe that our order backlog provides a better measure at any particular point in time of the long-term performance prospects of our business than our quarterly operating results, investors may attribute significant weight to our quarterly operating results, which may result in substantial fluctuations in our share price.

We expect that revenues from a limited number of new customers will account for a large percentage of total revenues in future quarters.  Our ability to attract new customers will depend on a variety of factors, including the capability, safety, efficacy, ease of use, price, quality and reliability of our products and effective sales, support, training and service.  The loss or delay of individual orders could have a significant impact on revenues and operating results.  Our failure to add new customers that make significant purchases of our products would reduce our future revenues.

If we are unable to fulfill our current purchase orders and other commitments on a timely basis or at all, our ability to generate revenue could be impaired, market acceptance of our products could be adversely affected and hospitals may instead purchase our competitors’ products.  As at December 31, 2009 we had 16 outstanding purchase orders and other commitments for our IMRIS systems.  These orders and commitments may be revised, modified or cancelled, either by their express terms, as a result of negotiations or by project changes or delays.  The installation process for an IMRIS system is long and involves multiple stages, the completion of many of which is outside of our control.  If we experience any failures or delays in completing the installation of these systems, our reputation would suffer and we may not be able to sell additional systems.  Substantial delays in the installation process also increase the risk that a customer would attempt to cancel a purchase order.  This would have a negative effect on our revenues and results of operations.

Limited operating history and accumulated deficit

We acquired all of the assets and assumed all of the liabilities of Innovative in 2005.  Accordingly, we have a limited operating history.  We have a large accumulated deficit and we may not maintain profitability.  We have incurred substantial losses since inception and we may incur additional operating losses.  If the time required to generate significant revenues and profitability is longer than anticipated, we may not be able to continue our operations without additional capital.  Our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company in the continuously-evolving market for image guided therapy solutions, including the risks described throughout this annual information form.  If we cannot successfully address these risks, our business and financial condition would suffer.

Lack of product diversity

Currently, our commercially available products are the IMRISneuro, IMRIScardio and IMRISNV systems.  Although we expect sales of our new IMRIScardio and IMRISNV systems to increase with market acceptance of these systems, we currently generate substantially all of our revenue from sales of the IMRISneuro system and multiyear service plans for the IMRISneuro system.  If we are unable to sustain or grow sales of the IMRISneuro system or grow sales of IMRIScardio and IMRISNV, we may not generate sufficient revenue to support our business.  Accordingly, we are currently largely dependent on our ability to market and sell the IMRISneuro system.  Any factor materially and/or adversely affecting our ability to market and sell the IMRISneuro system or pricing and demand for the IMRISneuro system may have a material and adverse effect on our financial condition and results of operations.

Dependence on suppliers

We depend on Siemens to supply the MR scanner and angiography systems for our IMRIS systems.  Our current agreement with Siemens was entered into as of November 2009 for a five-year term with automatic renewal annually thereafter, subject to six months’ advance written notice of termination by either party.  The agreement may be terminated earlier in the event of default or in the event of insolvency or equivalent proceedings against either party or in the event of a change of control or similar sale transaction affecting IMRIS where the buyer or controlling shareholder is a direct competitor to Siemens.  If for any reason we could not obtain MR scanners and angiography systems from Siemens, there is no certainty that we could find another vendor willing to supply this equipment for the IMRIS systems and a change would require a redesign of the IMRIS systems, which could take a year or more to implement.  We are dependant on Siemens to provide support and maintenance services to our customers under contract to IMRIS.  If Siemens’ services became unavailable, any resulting service issues could disrupt our customer relationships and cause damage to our reputation.

We purchase certain other critical components of our system from outside vendors, including radio-frequency shielding systems (which are required to protect the MR scanner from radio interference), certain hardware components for our integrated data management system, and operating room booms and lights.  For the majority of our other critical system components, we do not have long-term supply contracts with the suppliers.  However, we have established dual sourcing for some of these other components of our system and we believe that we would be able to establish additional alternative sources for these components, subject to any regulatory qualifications, as may be required.  It is possible that a disruption of the supply of key components could result in increased costs and delays in deliveries of IMRIS systems, which could adversely affect our reputation and results of operations.  Additionally, any transition to alternate manufacturers or suppliers would likely result in operational problems and increased expenses and could delay the shipment of, or limit our ability to provide, our products.  We cannot assure you that we would be able to enter into agreements with new manufacturers or suppliers on commercially reasonable terms or at all.  As a result, we may be unable to meet the demand for the IMRIS systems, or face increased costs and delays in deliveries of IMRIS systems, either of which could harm our ability to generate revenue and damage our reputation.  In addition, any delay in receiving components might cause us to have insufficient spare parts to service existing installed systems, which could lead to customer dissatisfaction.

We believe it may be necessary to find alternative manufacturers for key components of the IMRIS systems over time as our quantity and quality demands evolve, but we may not be able to identify an alternative manufacturer in a timely fashion.  Any transition to alternate manufacturers or suppliers would likely result in operational problems and increased expenses and could delay the shipment of, or limit our ability to provide, our products.  Furthermore, we will need to verify that any new manufacturer meets our technical specifications and maintains facilities, procedures and operations that comply with our quality requirements.  We will also have to assess any new manufacturer’s compliance with all applicable regulations and guidelines, which could further impede our ability to manufacture our products in a timely manner.  If the change in manufacturer results in a significant change to the product, a new 510(k) clearance from the U.S. Food and Drug Administration, or FDA, or similar foreign clearance may be necessary, which would likely cause substantial delays.  The occurrence of any of these events could harm our ability to meet the demand for the IMRIS systems in a timely manner or within budget.

Development of new products

To date, the primary application for our surgical MR imaging system has been neurosurgical procedures.  In addition to developing new neurological applications and products, we have leveraged the IMRISneuro technology platform to create our IMRIScardio and IMRISNV systems for interventional cardiovascular and neurovascular procedures.  In addition, we believe our products and related technologies can be applied in different medical practices and we will continue to assess other applications for our MRI system platform.  We have limited financial and managerial resources and therefore may be required to focus on selected products and applications and to forego efforts with regard to other products and applications.  We may fail to focus on the most profitable areas or our decisions may not produce viable commercial products and may divert our resources from more profitable market opportunities.  Moreover, we may devote resources to developing products in these additional areas but may be unable to justify the value proposition or otherwise develop a commercial market for such products.  In that case, the return on investment in these additional areas may be limited, which could negatively affect our results of operations.

Reliance on key personnel

We are dependent on certain of our key employees.  In particular, we are highly dependent on the members of our senior management, operations and research and development staff.  The loss of one or more of these individuals could adversely affect our business.  Recruiting and retaining key personnel in the future will be critical to our success.  Although we have done so in the past and expect to be able to do so in the future, we cannot assure you that we will be able to attract and retain skilled and experienced personnel.  Competition for qualified personnel in the medical device industry is intense and finding and retaining qualified personnel with experience in our industry is very difficult.  We believe there are only a limited number of individuals with the requisite skills to serve in many of our key positions and we compete for key personnel with other medical equipment and software manufacturers and technology companies, as well as universities and research institutions.  It can be difficult to hire and retain these persons, and we may be unable to replace key persons if they leave or fill new positions requiring key persons with appropriate experience.  A significant portion of our compensation to our key employees is in the form of stock option grants.  A prolonged depression in our share price could make it difficult for us to retain our employees and recruit additional qualified personnel.  We do not maintain, and do not intend to obtain, key employee life insurance on any of our personnel.  If we fail to hire and retain personnel in key positions, we may be unable to grow our business successfully.

Lack of supporting clinical data

The effectiveness of procedures performed using IMRIS systems are not yet supported by long-term clinical data and the medical community has not yet developed a large body of peer-reviewed literature that supports the safety and efficacy of IMRIS systems.  Although we believe that IMRIS systems have advantages over competing products and technologies, because they are relatively new, we do not have sufficient clinical data demonstrating these advantages for all applications.  If future studies call into question the safety or efficacy of our products, our business, financial condition or results of operations could be adversely affected.

Market competition and technological advances

The medical device industry in general, and the field of surgical imaging in particular, is subject to intense and increasing competition and rapidly evolving technologies.  Radiation therapy, chemotherapy and other drugs offer existing means of treating the diseases that are dealt with using surgical imaging.  In addition, many government, academic and business entities are investing substantial resources in research and development of treatments and new products that may render surgical imaging obsolete, including radiation treatment, new drug treatments and gene therapy.  Successful developments that result in new approaches for treatments could reduce the attractiveness of our products or render them obsolete.  MRI competes with other surgical imaging technologies such as CT, fluoroscopy and ultrasound for market share in the overall surgical imaging market.

Because our products often have long development and government approval cycles, we must anticipate changes in the marketplace and the direction of technological innovation and customer demands.  To compete successfully, we will need to continue to demonstrate the advantages of our products and technologies over well-established alternative procedures, products and technologies, and convince neurosurgeons, cardiovascular interventionists, radiologists, facilities managers, hospital administrators and other hospital staff at various stages and other healthcare decision makers of the advantages of our products and technologies.

Our current competitors or other companies may at any time develop new imaging solutions.  If we are unable to develop products that compete effectively against the products of existing or future competitors, our net revenue could decline.  Some of our competitors may compete by changing their pricing model or by lowering the price of their imaging solutions or ancillary supplies.  If these competitors’ pricing techniques are effective, it could result in downward pressure on the price of our products.  If we are unable to maintain or increase our selling prices in the face of competition, we may not improve our gross margins.

Moreover, many of our competitors are large medical systems suppliers and have considerably greater resources at their disposal than we do in terms of technology, manufacturing, product development, marketing, distribution, sales, commercialization, capital resources and human resources and have established relationships with hospitals.  Many competitors have more experience in obtaining domestic and foreign regulatory approvals.  Therefore, we cannot assure you that we can successfully compete with present or potential competitors or that such intense competition will not have a materially adverse effect on our business, financial condition or results of operations.

In addition to the competition that we face from technologies performing similar functions to our IMRIS systems, competition also exists for the limited capital expenditure budgets of our customers.  A potential purchaser may be forced to choose between two items of capital equipment.  Our ability to compete may also be adversely affected when purchase decisions are based largely upon price, since the IMRIS systems are premium-priced systems due to their greater functionality compared to traditional systems.  If we are unable to market the IMRIS systems more effectively than competing products, which could be purchased as an alternative to our systems using the same budget at comparable or lower prices, we may be unable to maintain our current growth rate.

Patent protection and trade secrets

Our success depends, in part, on our ability to maintain or obtain and enforce patent and other intellectual property protections for our processes and technologies, to preserve our trade secrets and to operate without infringing upon the proprietary rights of third parties or having third parties circumvent the rights that we own or license.  We have obtained patents and filed applications in the United States, Canada, and internationally and may, in the future, seek additional patents or file patent applications.  Significant aspects of our technology are currently protected as trade secrets, for which we may or may not file patent applications when appropriate.  There can be no assurance that patents owned or licensed by IMRIS will be valid and we may not be able to successfully obtain and enforce patents and maintain trade secret protection for our technology.  We cannot assure you that any of our pending patent applications will issue with commercially useful claims or that the inventions when built will perform as required, or that the patents granted to us will be commercially useful.  Setbacks in these areas could negatively affect our ability to compete and materially and adversely affect our business, financial condition and results of operations.

Patents may provide some degree of protection for our intellectual property; however, patent protection involves complex legal and factual determinations and is therefore uncertain.  We cannot assure you that our patents or patent applications will be valid or will issue over prior art, or that patents will issue from the patent applications we have filed or will file.  Additionally, we cannot assure you that the scope of any claims granted in any patent will provide us with adequate protection for the processes used by us currently or in the future.  We cannot be certain that the creators of our technology were the first inventors of inventions and processes covered by our patents and patent applications or that they were the first to file.  Accordingly, we cannot assure you that our patents will be valid or will afford us with protection against competitors with similar technology or processes.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary information.  Monitoring unauthorized use of our confidential information is difficult and we cannot be certain that the steps we take to prevent unauthorized use of our confidential information will be effective.  In addition, the laws governing patent protection continue to evolve and are different from one country to the next, all of which causes further uncertainty in the usefulness of a patent.  In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some countries may not protect our proprietary rights to the same extent as do the laws of the United States and Canada.  Although we have attempted to obtain patent coverage for our technology where available and appropriate, there are aspects of the technology for which patent coverage was never sought or never received.  There are also countries in which we sell or intend to sell our products, but have no patents or pending patent applications.  Our ability to prevent others from making or selling duplicate or similar technologies will be impaired in those countries in which we have no patent protection.  If we are not able to adequately protect our intellectual property and proprietary technology, our competitive position, future business prospects and financial performance will be adversely affected.

Unpatented trade secrets, technological innovation and confidential know-how are also important to our success.  Although we seek to protect our proprietary information through confidentiality agreements and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, we cannot assure you that others will not independently develop the same or similar information or gain access to the same or similar information.  In view of these factors, our intellectual property positions have a degree of uncertainty.

Intellectual property litigation

Patents issued or licensed to us may be infringed by the products or processes of others.  The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant, and the time demands could interfere with our normal operations.  We may also be subject to litigation alleging that we have violated the intellectual property rights of third parties, which litigation would be equally costly and time consuming to defend against. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the medical technology industry.  We may become a party to patent litigation and other proceedings.  The cost to us of any patent litigation, even if resolved in our favour, could be substantial.  Some of our competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources.  Litigation may also absorb significant time and could divert our management’s attention from our core business.  Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing.  Additionally, we may provoke third parties to assert claims against us.

Furthermore, it is possible that patents issued or licensed to us may be challenged successfully by third parties in patent litigation.  Patent applications which relate to or affect our business may have been filed by others and may conflict with our technologies or patent applications.  This could reduce the scope of patent protection which we could otherwise obtain or even lead to refusal of our patent applications.  It is also possible for others to develop products which have the same effect as our products on an independent basis or to design around the technology protected by our patents.  In any event, if we are unable to secure or to continue to maintain a preferred position, our products could become subject to competition from the sale of similar or equivalent products.  We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of invention.

We cannot be certain that we are the creator of inventions covered by pending patent applications or that we were the first to file patent applications for any such inventions.  We cannot assure you that our patents, once issued, would be declared by a court to be valid or enforceable, or that a competitor’s technology or product would be found to infringe our products.  In the event that a court was to find that we were infringing upon a valid patent of a third party, we could be required to pay a substantial damage award, develop non-infringing technology, enter into royalty-bearing licensing agreements or stop selling our products.  We cannot assure you that we could enter into licensing arrangements at a reasonable cost, or at all, or develop or obtain alternative technology in respect of patents issued to third parties that incidentally cover our products.  Any inability to secure licenses or alternative technology could result in delays in the introduction of some of our products or even lead to prohibition of the development, manufacture or sale of certain of our products.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.  As is common in the medical device industry, we employ individuals who were previously employed at other medical equipment companies, including our competitors or potential competitors.  Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers.  Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Ability to manage growth

Our future financial performance, our ability to commercialize the IMRIS systems and to compete effectively will depend, in part, on our ability to manage future growth effectively.  In 2009, we reported a 94% growth in sales over the prior year comparative period and a 32% year-over-year growth in our order backlog.  Our ability to manage growth will require us to continue to implement and improve our administrative, accounting and management systems and to recruit, integrate and train new employees, including additional management, administrative, distribution, sales and marketing personnel.  Our manufacturing, assembly and installation process is complex and we must effectively scale this entire process to satisfy customer expectations and changes in demand.  We cannot be certain that our personnel, systems, procedures and internal controls will be adequate to support our future operations.  Any failure to effectively manage our growth could impede our ability to successfully develop, market and sell our products and harm our business.

Foreign exchange fluctuations

As a global provider of integrated imaging solutions, most of our sales are denominated in currencies other than the Canadian dollar.  We currently generate a significant portion of our sales in U.S. dollars but many of our expenses are denominated in Canadian dollars.  To date, we have not used forward exchange contracts to hedge exposures denominated in U.S. dollars or any other derivative instrument for trading, hedging or speculative purposes.  As such, we are exposed to fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar as a result of the translation into Canadian dollars of our balance sheet and income statement items denominated in U.S. dollars.  In addition, we are also exposed to fluctuations in the exchange rate between the Canadian dollar and any other foreign currencies in which our sales may be denominated.

Additional financing requirements

We believe that our cash reserves and cash from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the foreseeable future.  If our estimates of revenue, expenses, or capital or liquidity requirements change or are inaccurate, or if cash generated from operations is insufficient to satisfy our liquidity requirements, we may arrange additional financings.  In the future, we may also arrange financings to give us financial flexibility to pursue attractive acquisition or investment opportunities that may arise, although we currently do not have any acquisitions or investments planned.  We may pursue future financings through various means, including equity investments, issuance of debt, joint venture projects, licensing arrangements or other means.  We cannot be certain that we will be able to obtain additional financing on commercially reasonable terms or at all.  Our ability to obtain additional financing may be impaired by such factors as the capital markets, both generally and specifically in the medical device industry and the fact that we are a new enterprise without a proven operating history.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may not be able to develop or enhance our products, execute our business and growth plans, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.  If any of these events occurs, it could adversely affect our business, financial condition and results of operations.

Regulatory matters

Products intended for diagnostic and therapeutic use for humans are governed by a wide array of regulatory authorities in various jurisdictions.  For most of these products in most jurisdictions, applicable statutes and regulations require testing and government review and approval prior to marketing the product.  This procedure can take a number of years and involves the expenditure of substantial resources.  Any failure or delay by us to obtain regulatory approvals or clearances could adversely affect the marketing of any products developed by us and our ability to receive product revenue.  We cannot assure you that any of our planned products will be approved by any regulatory authority on a timely basis, or at all.  Also, in the event that a regulatory authority revokes any approvals granted in respect of our products, our business, financial condition and results of operations could be adversely affected.  In addition, regulatory authorities in countries in which we market and sell our products have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture or in some cases, for safety or efficacy concerns.  A government mandated recall, or a voluntary recall by us, could occur as a result of component failures, manufacturing errors or design defects, including defects in labelling and user manuals.  Any recall could divert management’s attention, cause us to incur significant expenses, harm our reputation with customers, negatively affect our future sales and business, require redesign of an IMRIS system, harm our operating results, and result in a decline in our share price.  In these circumstances, we may also be subject to significant enforcement action.  If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

Numerous statutes and regulations govern the manufacture and sale of medical devices in the United States, Canada and other countries where we intend to market our products.  In addition to the approval of products, such laws and regulations govern, among other things, the approval of manufacturing facilities, testing procedures and controlled research, manufacturing practices, marketing, advertising and labelling of products, record keeping, post-market surveillance and the reporting of adverse events.  In addition, we must comply with U.S. federal and state healthcare anti-kickback laws and other healthcare fraud and abuse laws that affect the marketing of medical devices.  Failure to comply with statutes and regulations administered could result in warning letters, fines and other civil penalties, unanticipated expenditures, withdrawal of regulatory approval, delays in approving or refusing to approve a product, product recall or seizure, interruption of production, operating restrictions, injunctions, criminal sanctions and exclusion from certain public healthcare programs.  We and our suppliers are also subject to numerous federal, state, provincial and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances.  In addition, advertising and promotional materials relating to medical devices are, in certain instances, subject to regulation by the Federal Trade Commission in the United States, Health Canada and the Competition Bureau in Canada and equivalent regulators in other jurisdictions.  We and our manufacturers and suppliers may be required to incur significant costs to comply with such laws and regulations in the future, and such laws and regulations may have an adverse effect on our business.  Our failure or the failure of our manufacturers and suppliers to comply with current or future regulatory requirements may have a material adverse effect on our business, financial condition or results of operations.

Manufacturing and development concerns

Our in-house manufacturing operations are conducted at a single location in Winnipeg, Manitoba and any disruption at our facility could increase our expenses.  We do not maintain a backup manufacturing facility and we therefore depend on our current facility for the continued operation of our business.  We take precautions to safeguard our facility, including insurance, health and safety protocols, and off-site storage of computer data.  However, a natural disaster could cause substantial delays in our manufacturing operations, damage or destroy our manufacturing equipment or inventory, and cause us to incur additional expenses.  The insurance we maintain against natural disasters may not be adequate to cover our losses in any particular case.  With or without insurance, damage to our manufacturing facility or our other property, or to any of our suppliers, due to a natural disaster or casualty event may have a material adverse effect on our business, financial condition and results of operations.

IMRIS systems are complex, and require the integration of a number of components from several sources of supply.  We must manufacture and assemble these complex systems in commercial quantities in compliance with regulatory requirements and at an acceptable cost.  We believe that our manufacturing facility is adequate for our expected growth for the foreseeable future.  In order to meet our anticipated long term market demand we will need to increase our manufacturing capacity.  Increasing the manufacturing capacity of our facilities will require the investment of additional funds and the hiring and retaining of additional management and technical personnel who have the necessary manufacturing experience.  We may not successfully complete any required increase in manufacturing capacity on a timely basis or at all.  If our manufacturing capacity does not keep pace with product demand, we will not be able to fulfill orders in a timely manner which in turn may have a negative effect on our financial results and overall business.  Conversely, if demand for our products decreases, the fixed costs associated with excess manufacturing capacity may adversely affect our financial results.

Reliance on partners

We work with a number of our customers and suppliers in designing, developing and marketing our systems.  Currently, our most important strategic relationship is with Siemens, who supplies the superconducting magnet at the core of our systems, the angiography equipment for our IMRISNV and IMRIScardio systems, and with whom we work closely in connection with the sales and marketing of our IMRIS systems.  Siemens and certain of our other strategic partners are large, global organizations with diverse product lines and interests that may diverge from our interests in commercializing our products.  Accordingly, our strategic partners may not devote adequate resources to our product development, or may experience financial difficulties, change their business strategy or undergo a business combination that may affect their willingness or ability to fulfill their obligations to us.  The failure of one or more of our key strategic partners could have a material adverse effect on our financial condition, results of operations and cash flow.  Furthermore, if we are unable to enter into additional partnerships in the future, or if our current or future partnerships fail, our ability to develop and commercialize products could be impacted negatively and our revenues could be adversely affected.  There can be no assurances that we will be able to establish these strategic relationships, or, if established, that the relationships will be maintained, particularly if members of our management team leave our company.

Status of healthcare reimbursement

Medical institutions will typically bill the services performed with our products to various third-party payers, such as government health administration authorities, private health coverage insurers and other organizations.  Our ability to commercialize products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available.  Third-party payers are increasingly challenging the price of medical products and services and instituting cost containment measures to control or significantly influence the purchase of medical products and services.  Significant uncertainty exists as to the reimbursement status of newly approved healthcare products and we cannot assure you that adequate third-party coverage will be available to establish price levels sufficient for us to realize an appropriate return on our investment in product development.  In the event that our customers are unable to obtain adequate reimbursement for the use of IMRIS systems or other products we may develop, market acceptance of our products would be adversely affected.

Future legislative or regulatory changes to the healthcare system may affect our business.  Even if third-party payers provide adequate coverage and reimbursement for procedures using our products, adverse changes in third-party payers’ general policies toward reimbursement could preclude market acceptance for our products and materially harm our sales and revenue growth, which could cause our share price to decline.  Future legislative or policy initiatives directed at reducing costs could be introduced in the United States, Canada and other countries where we intend to market our products.  We cannot predict the impact on our business of any legislation or regulations related to the healthcare system that may be enacted or adopted in the future.

In addition, reimbursement and healthcare payment systems in international markets vary significantly by country and, within some countries, by region.  In many international markets, payment systems may control reimbursement for procedures performed using new products as well as procurement of these products.  As economies of emerging markets develop, these countries may implement changes in their healthcare delivery and payment systems.  Furthermore, healthcare cost containment efforts similar to those underway in the United States are prevalent in many of the other countries in which we intend to sell our products and these efforts are expected to continue.  Market acceptance of our products in a particular country may depend on the availability and level of reimbursement in that country.

Research and development risk

A principal component of our business strategy is to expand our product offering to fully exploit the core technologies that we have developed for our IMRIS systems.  As such, our organic growth and long-term success is partially dependent on our ability to successfully develop and market new products and we will likely incur significant research and development expenditures.  We cannot be certain, however, that any investment in research and development will yield technically feasible or commercially viable products.  Product development is subject to regulatory overview and approval at significant costs.  Failure to introduce new products, or failure or delays in obtaining regulatory approval could materially and adversely affect our operations and financial condition.

Certain companies have claimed exclusive patent, copyright and other intellectual property rights to technologies in the diagnostics industry.  If these technologies relate to our planned products, we would be obliged to either seek licenses to use this technology or obtain opinions of invalidity or non-infringement, or appropriately redesign products. In the event that these alternatives are not possible, we may be precluded from marketing such products, which could adversely impact our revenues and financial condition.

Potential product liability

Medical products involve an inherent risk of product liability claims and associated adverse publicity.  We currently maintain liability insurance coverage in the aggregate amount of $10 million.  While we believe such insurance coverage to be adequate, there is no guarantee that future claims based on product liability will not exceed such amounts.  In addition, should it prove impossible to obtain this type of insurance at reasonable rates or to otherwise protect us against potential liability proceedings, we could be required to cease the commercialization of products that we have developed or even be prevented from beginning the commercialization of new products.  Our obligation to pay indemnities or to withdraw a product following complaints could materially and adversely affect our financial condition, results of operations and cash flow.

Warranty claims

Our costs could substantially increase if we receive a significant number of warranty claims.  We typically provide our customers with a one-year material and workmanship warranty on their purchase of an IMRIS system.  We have only a limited history of commercial placements from which to judge our rate of warranty claims.  If product returns or warranty claims increase, we could incur unanticipated additional expenditures for parts and service.  In addition, our reputation and goodwill in the medical imaging market could be damaged.  While we have established reserves for liability associated with product warranties, unforeseen warranty exposure in excess of those reserves could materially and adversely affect our financial condition, results of operations and cash flow.

International operations

We are currently expanding our sales and marketing efforts to markets outside of North America.  In the future, we expect international sales of our products to account for a significant portion of our revenue, which exposes us to risks inherent in international operations.  To accommodate our international sales, we have and will need to further invest financial and management resources to develop an international infrastructure that will meet the needs of our customers.  Accordingly, we will face additional risks resulting from our international operations including:

•      difficulties in enforcing agreements and collecting receivables in a timely manner through the legal systems of many countries outside North America;

•      the failure to fulfill foreign regulatory requirements to market our products on a timely basis or at all;

•      availability of, and changes in, reimbursement within prevailing foreign healthcare payment systems;

•      difficulties in managing foreign relationships and operations, including any relationships that we establish with foreign sales or marketing employees and agents;

•      limited protection for intellectual property rights in some countries;

•      fluctuations in currency exchange rates;

•      the possibility that foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade;

•      the possibility of any material shipping delays;

•      significant changes in the political, regulatory, safety or economic conditions in a country or region;

•      protectionist laws and business practices that favour local competitors; and

•      trade restrictions, including U.S. prohibitions and restrictions on exports of certain products and technologies to certain nations as well as the imposition of, or significant changes to, the level of tariffs, customs duties and export quotas.

If we fail to overcome the challenges we encounter in our international operations, our business may be materially adversely affected.

Volatility of share price

The market price of our common shares has been volatile.  Factors that could have a significant effect on the share price of our common shares include, but are not limited to, regulatory developments regarding our products or processes, developments regarding potential or future third-party strategic partners, announcements of technological innovations, new commercial products, patents, the development of proprietary rights by us or by others or any litigation relating to these rights, regulatory actions, general conditions in the medical device industry, our failure to meet analysts’ expectations, our financial results, general economic conditions in the United States, Canada or abroad and terrorism.  In recent years and particularly in 2008 and 2009, our common shares and the shares of other companies in the medical device and diagnostic industries and stock markets in Canada and the United States have experienced extreme price fluctuations that have been both related and unrelated to the operating performance of IMRIS or the affected companies.  We cannot assure you that the market price of the common shares will not experience significant fluctuations in the future.

Influence of significant shareholders

Our executive officers, directors and holders of 10% or more of our common shares, as of December 31, 2009, beneficially owned approximately 50.1% of our common shares.  Consequently, these shareholders are able to influence the composition of our board of directors and retain the voting power to approve some matters requiring shareholder approval.  The interests of these shareholders may be different than the interests of other shareholders on these matters.  For example, these shareholders may decide not to enter into a transaction in which our shareholders would receive consideration for their common shares that is much higher than the cost of their investment in our common shares or the then market price of our common shares.  This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common shares.

Dividends

We have not to date paid dividends on our common shares.  Our current intention is to retain earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends in the near to medium term.  Our board of directors will determine if and when dividends should be paid in the future based on all relevant circumstances, including the desirability of financing, our further growth and our financial position at the relevant time.  Until we pay dividends, which we may never do, you will not be able to receive a return on your common shares unless you sell them, which you may only be able to do at less than the price you paid for them.

Future issuances of Common Shares

The market price of our common shares could decline as a result of the future issuances of additional common shares, or sales by our shareholders of common shares, or the perception that these sales could occur.  Sales by our shareholders might also make it more difficult for us to sell equity securities at a time and price that it deems appropriate.

4.             DIVIDENDS

Except as noted in the next paragraph, we have not to date paid dividends on our common shares.  Our current intention is to retain earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends in the near to medium term.  Our board of directors will determine if and when dividends should be paid in the future based on all relevant considerations, including the desirability of financing our further growth and our financial position at the relevant time.

On September 20, 2007, the directors of IMRIS resolved to increase the paid up capital of the common shares of IMRIS in an amount of $3,220,000 immediately prior to and conditional on closing of the initial public offering (the “Offering”), which resulted in a deemed dividend to our shareholders for tax purposes.

5.             CAPITAL STRUCTURE

5.1          General Description

We are currently authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. As at December 31, 2009 there were a total of 31,082,377 common shares and no preferred shares issued and outstanding on a non-fully diluted basis.  In addition to the outstanding shares, as at December 31, 2009, our current and former directors, executive officers, employees and certain consultants held options to acquire an aggregate of 4,007,915 common shares under the terms of our employee stock option plan.

Common Shares

The holders of the common shares are entitled to receive notice of and to attend all annual and special meetings of our shareholders and to one vote in respect of each common share held at all such meetings.  The holders of the common shares will be entitled, at the discretion of our board of directors, to receive out of any or all profits or surplus of IMRIS properly available for the payment of dividends, any dividend declared by the board and payable by IMRIS on the common shares.  The holders of the common shares will participate rateably in any distribution of the assets of IMRIS upon its liquidation, dissolution or winding-up or other distribution of its assets among its shareholders for the purpose of winding up its affairs.

Preferred Shares

We are authorized to issue an unlimited number of preferred shares, which may be issued from time to time in one or more series.  Our board of directors is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred shares.

6.                                    MARKET FOR SECURITIES

6.1                             Trading Price and Volume

Our common shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “IM”.  The volume and price range of our common shares for 2009 are set forth in the following table:

Month	Volume (#)	High Trading Price ($)	Low Trading Price ($)
January	118,618	2.30	1.75
February	60,309	2.39	1.64
March	102,488	3.01	2.01
April	383,220	3.86	3.00
May	1,793,311	4.25	3.37
June	240,402	5.65	3.80
July	63,313	5.41	4.71
August	57,471	5.98	4.51
September	99,980	6.00	4.99
October	583,009	5.89	5.09
November	453,316	5.41	4.30
December	768,347	5.70	5.00

7.                                    ESCROWED SECURITIES

There were no escrowed securities of the Company as at December 31, 2009.

8.                                    DIRECTORS AND OFFICERS

8.1                             Directors and Officers

The following table sets forth the names, municipalities of residence, positions held with us and principal occupations of our directors and executive officers and, if a director, the month and year in which the person became a director.  Our directors will hold office until the next annual meeting of our shareholders.

Name, Province/State and Country of Residence	Position with IMRIS	Principal Occupation	Director Since

H. David Graves Manitoba, Canada	Chairman, Chief Executive Officer and Director	Chairman and Chief Executive Officer	May 2005

Pablo Batista, Manitoba, Canada	Executive Vice President Operations	Executive Vice President Operations

Meir Dahan Manitoba, Canada	Executive Vice President Research and Development	Executive Vice President Research and Development

Ram Liebenthal, (3) Manitoba, Canada	Executive Vice President of Marketing	Executive Vice President of Marketing

Kelly McNeill Manitoba, Canada	Executive Vice President Finance & Administration, Chief Financial Officer and Secretary	Executive Vice President Finance & Administration, Chief Financial Officer and Secretary

Edward Richmond,(3) Manitoba, Canada	President and Chief Operating Officer	President and Chief Operating Officer

Denis Sutton Manitoba, Canada	Executive Vice President Human Resources	Executive Vice President Human Resources

Robert Courteau,(2) Ontario, Canada	Director	Chief Operating Officer, SAP Global Field Operations	July 2006

Carey Diamond(1)(2) Ontario, Canada	Director and Chairman of the Compensation Committee	President and Chief Executive Officer, Whitecastle Investments Limited	March 2006

William Fraser(1) Manitoba, Canada	Director	Corporate Director	August 2007

Blaine Hobson(2) Ontario, Canada	Director	Managing Partner, Whitecap Venture Partners	March 2006

David Leslie(1) Ontario, Canada	Director and Chairman of the Audit and Governance Committee	Corporate Director	August 2007

(1)                                  Member of the Audit and Governance Committee.

(2)                                  Member of the Compensation Committee

(3)                                  Appointment effective January 1, 2010.

(4)                                  Appointment effective September 21, 2009.

At December 31, 2009 as a group, our directors and executive officers beneficially owned, directly or indirectly, or exercised control over 15,579,387 common shares which represented 50.1% of the outstanding common shares.  Additionally, at December 31, 2009 as a group, our directors and executive officers beneficially owned, directly or indirectly, or exercised control over options to purchase up to 2,219,741 common shares.

Except as disclosed below, each of our directors and executive officers has been engaged for 5 years in his present principal occupation or in other capacities with the company or organization (or predecessor thereof) in which he currently holds his principal occupation.  The information provided below has been provided to us by the individuals themselves and has not been independently verified by us.

•                  H. David Graves; prior to joining IMRIS in May 2005, Mr. Graves was the President and Chief Executive Officer of Centara Corporation from 1998 to 2005.

•                  Pablo Batista; prior to joining IMRIS in February, 2007, Mr Batista worked at New Flyer Industries from 2004 to 2007 as a Senior Program Manager.

•                  Meir Dahan; prior to joining IMRIS in January 2008, Mr. Dahan held a number of positions with Baxter Healthcare from 2001 to 2008, and most recently was their Program Leader within the Renal division.

•                  Ram Liebenthal; prior to joining IMRIS in October 2007, Mr. Liebenthal held a number of positions with GE Healthcare from 1997 to 2007, and most recently was their General Manager, Growth Markets.

•                  Kelly McNeill; prior to joining IMRIS in September 2009, Mr. McNeill was Chief Financial Officer of Resverlogix Corporation from May 2006 to September 2009 and General Manager of Haworth Limited from July 2004 to May 2006.

•                  Ed Richmond; prior to joining IMRIS in October 2006, Mr. Richmond held senior roles, including President of Corporate Strategy of Standard Aero Limited from 2000 to 2006.

•                  Denis Sutton; prior to joining IMRIS in March 2007, Mr. Sutton was the Senior Vice President Human Resources of MTS Allstream from March 2005 to March 2007 and was the Chief Human resources Officer for Saint Boniface Hospital from January 2002 to March 2005.

•                  Robert Courteau; Mr. Courteau is the Chief Operating Officer for SAP’s Global Field Operations and was previously the Chief Operating Officer SAP North America.  He was the President and Managing director of SAP Canada from 2004 to 2008.

•                  William Fraser; Mr. Fraser was the President and Chief Executive Officer and a Director of Manitoba Telecom Services Inc. from 1994 to 2006.

8.2                             Committees of the Board of Directors

Our board of directors has two committees: an Audit and Governance Committee comprised entirely of independent directors, and a Compensation Committee, comprised of a majority of independent directors.

Audit and Governance Committee

The directors have appointed an Audit and Governance Committee consisting of three directors; Carey Diamond, William Fraser and David Leslie, all of whom are independent and financially literate within the meaning of Multilateral Instrument 52-110 (Audit Committees).  Mr. Leslie and Mr. Fraser are Chartered Accountants and each has been named a Fellow of the Institute of Chartered Accountants.  Mr. Diamond holds a B.A. in Economics degree from the University of Western Ontario and an LLB from Osgoode Hall Law School.  Each of these directors has held various director positions with private and public companies and/or community organizations.

The responsibilities and mandate of the Audit and Governance Committee are set out in an Audit and Governance Committee Charter, a full copy of which is included as appendix A hereto.  The primary purposes of the Audit and Corporate Governance Committee are to (i) manage, on behalf of IMRIS’s shareholders, the relationship between IMRIS and its external auditor and enhance the independence of the external auditor, (ii) assist the board in meeting its financial oversight responsibilities, oversee the audit and financial reporting process and increase the credibility and objectivity of financial reporting, (iii) oversee the design, implementation and ongoing effectiveness of a system of internal controls, and (iv) oversee the process by which IMRIS assesses and manages risk.

The Audit and Governance Committee is also responsible for (i) establishing procedures for the receipt, retention and treatment of complaints received by IMRIS regarding accounting practices, financial reporting, internal accounting controls or auditing matters, (ii) establishing procedures for the confidential, anonymous submission by IMRIS employees of concerns regarding questionable accounting or auditing matters, and (iii) monitoring compliance with IMRIS’s Whistleblower Protection Policy on Financial Matters.

The Audit and Governance Committee also takes a leadership role in shaping IMRIS’s corporate governance practices by overseeing and assessing the functioning of the board and the committees of the board and developing, implementing and assessing effective corporate governance processes and practices.  It is also responsible for reviewing and recommending the adoption of IMRIS’s strategic corporate policies, including its Disclosure and Confidentiality Policy, Insider Trading Policy, Code of Business Conduct and Ethics, and other relevant policies associated with ensuring an effective system of corporate governance and for overseeing the investigation of any alleged breach of any of these policies.

Compensation Committee

The board has appointed a Compensation Committee consisting of three Directors, Carey Diamond, Blaine Hobson and Robert Courteau.  All of these directors are considered independent within the meaning of Multilateral Instrument 52-110 (Audit Committees) except for Mr. Hobson.  Mr. Hobson is not considered independent as he has provided certain consulting services to the Corporation.  The Compensation Committee ensures the independence of its actions by requiring the presence of a majority of independent directors to convene any meeting of the Compensation Committee.  The responsibilities and mandate of the Compensation Committee are set out in a Compensation Committee Charter. The primary purposes of the Compensation Committee are to (i) assist the board in discharging the board’s oversight responsibilities relating to the compensation, development, succession and retention of the President and Chief Executive Officer and senior management, (ii) establish fair and competitive compensation and performance incentive plans, and (iii) identify candidates for director positions.

Pre-Approval of Non-Audit Services

The Committee has implemented a policy restricting the services that may be provided by our auditors and the fees paid to our auditors (see Appendix “B”).  Prior to the engagement of our auditors to perform both audit and non-audit services, the Committee pre-approves the provision of the services.  In making their determination regarding non-audit services, the Committee considers the compliance with the policy and the provision of non-audit services in the context of avoiding impact on auditor independence.  All audit and non-audit fees paid to Deloitte & Touche LLP have been approved by the Committee.  For the years ended December 31, 2009 and 2008, the Corporation incurred the following fees:

	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$89,709	$63,264
Audit Related Fees (2)	$76,653	$74,667
Tax Fees (3)	$144,829	$59,929
All Other Fees (4)	$115,760	$129,401

(1)                                  “Audit Fees” consist of the aggregate fees billed by Deloitte and Touche LLP, our independent auditors, for professional services rendered by it for the audit of our annual financial statements or services that are normally provided by Deloitte and Touche LLP in connection with statutory and regulatory filings or engagements.

(2)                                  “Audit Related Fees” consist of the aggregate fees billed by Deloitte and Touche LLP for assurance and related services rendered by them that are reasonably related to the performance of the audit or review of our financial statements and are not reported as Audit Fees. Professional services provided include review of quarterly financial statements and accounting advice on certain matters.

(3)                                  “Tax Fees” consist of the aggregate fees billed by Deloitte and Touche LLP for professional services rendered by them for tax compliance, tax advice and tax planning.  Tax services included advisory services and review and filing of our annual income tax returns.

(4)                                  “All Other Fees” consist of fees billed by Deloitte and Touche LLP for products and services other than Audit Fees, Audit Related Fees and Tax Fees.

8.3                             Conflicts of Interest

IMRIS leases air travel time from 5343381 Manitoba Ltd., a Corporation controlled by H. David Graves, the Chief Executive Officer and Chairman of the board of directors of IMRIS as disclosed in Section 11 — Interest in Material Transactions.  Mr. Graves has declared his interest and abstains from any board decisions related to this matter.

The Corporation contracts consulting services from Hobson Equities Inc. which is controlled by Blaine Hobson, a director of IMRIS Inc., as disclosed in Section 11 — Interest in Material Transactions.  Mr. Hobson has declared his interest and abstains from any board decisions related to this matter.

9.                                    LEGAL PROCEEDINGS

There were no legal proceedings involving IMRIS during the 2009 year nor are any such proceedings known by us to be contemplated.

10.                             INTERESTS IN MATERIAL TRANSACTIONS

H. David Graves, the President, Chief Executive Officer and Chairman of the board of directors of IMRIS, exercises control over Norpine Holdings Inc (“Norpine”), a significant shareholder of IMRIS.  IMRIS was incorporated by Mr. Graves in May 2005 to acquire the assets of Innovative Magnetic Resonance Imaging Systems Inc.  Other than Mr. Graves, no director, executive officer or shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding common shares of IMRIS or known associate or affiliate of any such person, has or had any material interest, direct or indirect, in any transaction within the last three years or in any proposed transaction, that has materially affected or will materially affect IMRIS.

IMRIS leases air travel time from 5343381 Manitoba Ltd., a company which is wholly owned by Mr. Graves.  The amount charged to travel expenses during the year ended December 31, 2009 with respect to transactions with this related party totalled $740,940 with respect to transactions with this related party ($382,832 was charged to travel expenses for the year ended December 31, 2008).  The transactions were priced using an estimated third party comparable cost and were recorded at the exchange amount.  The payable balance owing to 5343381 Manitoba Ltd. as at December 31, 2009 was $Nil (2008 - $41,580).  Management has compared the amounts paid by IMRIS for these services against the amounts charged by third parties for similar services and has concluded that the rates charged by 5343381 Manitoba Ltd. are competitive with market rates.  Management monitors the competitiveness of these rates and may obtain similar services from a third party should they become available at lower rates.

The Corporation has contracted consulting services from Hobson Equities Inc. which is controlled by Blaine Hobson, a director of IMRIS Inc.  The amount charged to professional fees during the year ended December 31, 2009 was $Nil (2008 — $96,000).

Except as disclosed elsewhere in this Annual Information Form, no material transactions with the directors, senior officers, promoters or principal holders of our securities have occurred in our last three completed fiscal years or our current financial year.

11.                             TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common shares is Computershare Investor Services Inc. at its principal offices in Toronto, Ontario.

12.                             MATERIAL CONTRACTS

During the 2009 fiscal year, we entered into two material contracts as follows:

•                  An underwriting agreement dated October 19, 2009 with a syndicate of underwriters led by RBC Dominion Securities Inc., in connection with the Corporation’s $19.3 underwritten public financing which closed on November 2, 2009; and

•                  A renewed Master OEM Agreement dated November 2009 with Siemens AG, Healthcare Sector, for the supply to IMRIS of MR scanners and angiography systems.

Copies of these agreements are available at www.sedar.com.

13.                             INTERESTS OF EXPERTS

Deloitte & Touche LLP are our auditors and are independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Manitoba.  Deloitte & Touche LLP has no registered or beneficial interests, direct or indirect, in any securities or other property of IMRIS Inc. or any of its associates or affiliates.

14.                             ADDITIONAL INFORMATION

Additional financial information with respect to IMRIS, including remuneration and indebtedness of directors and officers, principal holders of our securities and options to purchase securities is contained in our information circular in respect of our annual meeting of shareholders that involves the election of directors.  Additional financial information is contained in our audited comparative consolidated financial statements and our management discussion and analysis for our most recently completed fiscal year.  Additional information relating to IMRIS may be found on the SEDAR website at www.sedar.com.

APPENDIX “A”

IMRIS INC.

AUDIT AND GOVERNANCE COMMITTEE

CHARTER

Establishment and Purpose

The Board of Directors (the “Board”) of IMRIS Inc. (“IMRIS”) has established the Audit and Governance Committee (the “Committee”) for the purposes of managing the relationship between IMRIS and its external auditors, overseeing the audit and financial reporting process, ensuring the adequacy and effectiveness of IMRIS’s internal controls and procedures for financial reporting and ensuring the adequacy and effectiveness of IMRIS’s risk management program.  In addition, the Committee is responsible for identifying candidates for director and for taking a leadership role in shaping IMRIS’s corporate governance practices by overseeing and assessing the functioning of the Board and the committees of the Board and developing, implementing and assessing effective corporate governance processes and practices.

Appointment and Removal

The Committee shall consist of at least three directors (the “Members”) appointed annually by the Board.  Any Member may be removed or replaced at any time by the Board.  A Member shall cease to be a Member upon ceasing to be a member of the Board.

The Committee and each Member must meet the independence and audit committee composition requirements promulgated by all governmental and regulatory bodies exercising control over IMRIS as may be in effect from time to time, including those of any stock exchange upon which IMRIS’s shares are listed.  To that end, each member of the Committee shall be both an “unrelated” director and “independent” director (as such terms are defined under the requirements or guidelines for compensation committee service in applicable securities laws and the rules of any stock exchange on which IMRIS’s securities are listed for trading).  In general, this means that no director who is an officer or employee of IMRIS (or any related entity of IMRIS) may be a Member and each Member must be free of any relationship with IMRIS that could or could be reasonably expected to, in the opinion of the Board, interfere with the exercise of that director’s independent judgment as a Member.

All Members of the Committee must also be “financially literate” (as that term is defined from time to time in Multilateral Instrument 52-110 (Audit Committees) or any replacement or supplementary instrument or rule or, if it is not defined, as that term is interpreted by the Board), which generally means that they must be able to read and understand fundamental financial statements including IMRIS’s balance sheet, income statement and cash flow statement.  At least one Member must have a professional accounting certification (or equivalent) or comparable experience and background that results in that Member’s financial sophistication.

Structure and Reporting

The Committee meets as required, but at least quarterly, typically on the day of the full Board to allow ample time for discussion.  A majority of the Committee shall constitute quorum.  The Executive Vice President and Chief Financial Officer is expected to attend all Committee meetings and attendance by the President and Chief Executive Officer is desirable.  The audit partner from the external auditor will be invited to meet with the Committee at least twice a year and may request a meeting with the Committee at any time.

The Committee shall report to the Board on all proceedings, deliberations, decisions and recommendations of the Committee at the first subsequent meeting of the Board, and at such other times and in such manner as the Board may require or as the Committee may, in its discretion, consider advisable.

Authority

The Committee shall have unrestricted direct access to IMRIS’s external auditors as well as full access to all IMRIS books, records, facilities, and personnel.  The Committee may require such IMRIS officers, directors and employees as it may see fit from time to time to provide any information about IMRIS as it may deem appropriate and to attend and assist at meetings of the Committee.  The Committee may adopt policies and procedures for carrying out its responsibilities.  The Committee may, in its sole discretion and at IMRIS’s expense, retain, and agree to compensate, outside advisors to assist with the performance of its duties.  The Committee may delegate from time to time to any person, including any individual member of the Committee, or subcommittee, any of the Committee’s responsibilities that lawfully may be delegated.

Responsibilities

In general, the Committee performs a number of roles including (i) managing, on behalf of IMRIS’s shareholders, the relationship between IMRIS and its external auditor and enhancing the independence of the external auditor, (ii) assisting directors in meeting their financial oversight responsibilities, overseeing the audit and financial reporting process and increasing the credibility and objectivity of financial reporting, (iii) overseeing the design, implementation and on-going effectiveness of a system of internal controls and (iv) overseeing the process by which IMRIS assesses and manages risk.  The Committee will have the specific duties and responsibilities set out below, as well as other such duties that are, in the opinion of the Board, in line with the purpose of the Committee as stated above.

Relationship with Auditors

The Committee is responsible for managing, on behalf of IMRIS’s shareholders, the relationship between IMRIS and its external auditors.  In furtherance of this responsibility, as delegated by the Board, the Committee shall:

(a)                                 be directly responsible for recommending the selection and determining the compensation of the external auditor;

(b)                                oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for IMRIS, including the resolution of disagreements between management and the external auditor regarding financial reporting;

(c)                                 establish procedures to monitor the independence of the external auditor and take necessary actions to eliminate all factors that might impair or be perceived to impair the independence of the external auditor;

(d)                                annually require the external auditors to identify the relationships that may affect its independence;

(e)                                 establish procedures for review and approval of all audit and permitted non-audit services provided by external auditors;

(f)                                   pre-approve all non-audit services to be provided to IMRIS or its subsidiaries by the external auditor, which pre-approval may be delegated to any Member; and

(g)                                provide the external auditor with the opportunity to meet with the Committee or the Board without management present at each regularly scheduled meeting of the Committee or the Board.

Audit and Financial Reporting

The Committee is responsible for overseeing the audit and financial reporting process.  In furtherance of this responsibility, as delegated by the Board, the Committee shall:

(a)                                 review, establish and monitor each annual audit of the external auditor with a written audit plan, including scope, fees and schedule;

(b)                                review with both management and the external auditor the appropriateness and acceptability of IMRIS’s critical accounting policies and any proposed changes thereto;

(c)                                 review with management and the external auditor the presentation and impact of significant risks and uncertainties associated with IMRIS’s business, all alternative treatments of financial information with GAAP that have been discussed with management, the material assumptions made by management relating to them and their effect on IMRIS’s financial statements;

(d)                                question management and the external auditor regarding financial reporting issues discussed during the fiscal period;

(e)                                 review any problems experienced by the external auditors in performing audits;

(f)                                   review and discuss the audited annual financial statements in conjunction with the external auditor and review with management all significant variances between comparative reporting periods;

(g)                                review and discuss the external auditor’s report with the external auditor and management;

(h)                                review all material written communications between the external auditor and management, including post audit or management letters containing recommendations of the external auditors, management’s response and follow up with respect to the identified weaknesses;

(i)                                    review with management and with the external auditors, as appropriate, IMRIS’s annual and interim financial statements, MD&A and earnings press releases prior to their public dissemination;

(j)                                    satisfy itself that adequate procedures are in place for the review of IMRIS’s public disclosure of financial information extracted or derived from IMRIS’s financial statements, other than the public dissemination referred to in (i) above, and periodically assess the adequacy of those procedures;

(k)                                 review with management IMRIS’s relationship with the regulators and the quality of its filings with the regulators; and

(l)                                    review with the Executive Vice President and external legal counsel any current or anticipated litigation or legal activity that could have a material effect on IMRIS’s financial position.

Internal Controls and Procedures

The Committee is responsible for overseeing the design, implementation and on-going effectiveness of a system of internal controls.  In furtherance of this responsibility, as delegated by the Board, the Committee shall:

(a)                                 establish, monitor and review policies and procedures for internal accounting, financial control and management information (“Internal Controls”);

(b)                                establish procedures for: (i) the receipt, retention and treatment of complaints received by IMRIS regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by IMRIS employees of concerns regarding questionable accounting or auditing matters, and monitor compliance with IMRIS’s Whistleblower Protection Policy on Financial Matters and coordinate and review all investigations undertaken thereunder;

(c)                                 consult with the external auditor regarding the adequacy of the Internal Controls and review with the external auditor its report on the Internal Controls;

(d)                                address, on a regular basis, any perceived shortcomings in the Internal Controls;

(e)                                 review the involvement of officers and directors in any matter related to business ethics or potential conflict of interest and advise the Board on the appropriate course of action;

(f)                                   ensure that no individual who is, or in the past 3 years has been, affiliated with or employed by a present or former auditor of the Company or an affiliate, is hired by the Company as a senior officer until at least 3 years after the end of either the affiliation or the auditing relationship,

(g)                                prior to IMRIS entering into any Related Transaction, review the Related Transaction and recommend its approval or rejection by the Board. For the purposes of this Mandate, a “Related Transaction” means a business transaction or contract between IMRIS and a party in which an IMRIS director or officer has a direct or indirect interest.  This direct or indirect interest could exist by virtue of the following: (i) the party is the director or officer; (ii) the director or officer, or their relative or spouse, is on the board of directors or is an officer of the party entering into such a business transaction with IMRIS; or (iii) the director or officer, or their relative or spouse, has a financial interest in the party entering into such a business transaction with IMRIS;

(h)                                annually, review any ongoing Related Transactions and report to the Board; and

(i)                                    obtain from management adequate assurances that all statutory payments and withholdings have been made.

Risk Management

The Committee is responsible for overseeing the process by which IMRIS assesses and manages risk.  In furtherance of this responsibility, as delegated by the Board, the Committee shall:

(a)                                 identify risks inherent in IMRIS’s business (“Risks”);

(b)                                maintain policies and procedures that address the Risks on a reasonable, cost-effective basis;

(c)                                 in conjunction with management, review, on an annual basis, all aspects of IMRIS’s risk management program, including all significant policies and procedures relating to insurance coverage, foreign exchange exposures and investments (including IMRIS’s use of financial risk management instruments);

(d)                                monitor compliance with environmental codes of conduct and legislation; and

(e)                                 monitor compliance with safety codes of conduct and legislation.

Other

In furtherance of its duties, the Committee shall:

(a)                                 meet regularly with management to discuss any areas of concern to the Committee or management;

(b)                                consider whether the quality of employees involved in the audit and financial reporting process and the processes described herein meets an acceptable standard;

(c)                                 recommend to the Board a system of corporate governance policies and practices, monitor its implementation and co-ordinate an annual corporate governance review by the Board;

(d)                                make recommendations to the Board on an ongoing basis concerning corporate governance in general and regarding the Board’s stewardship role in the management of IMRIS including the roles and responsibilities of directors and the recommendation of appropriate policies and procedures to ensure directors carry out their duties with due diligence and in compliance with all legal requirements;

(e)                                 at least annually formally review and make recommendations on the composition of the Board and its committees, including a review of what competencies and skills the Board, as a whole, should possess and currently possesses and a review of the appropriate size of the Board in order to facilitate effective decision-making;

(f)                                   monitor outside corporate governance regulations and developments, keep the Board sufficiently informed and recommend actions as appropriate;

(g)                                ensure that any required corporate governance disclosures are duly reported on, and approve the information to be disclosed;

(h)                                identify individuals and make recommendations of appropriate nominees qualified to become new Board and/or committee members, taking into consideration the competencies and skills that each such nominee will bring to the Board or committee and whether or not each new nominee can devote sufficient time and resources to his or her duties as a Board member;

(i)                                    ensure that newly elected directors and committee members receive an effective and comprehensive orientation and that all directors are provided continuing education opportunities, both to maintain and enhance their skills and abilities as directors and, as applicable, committee members and to ensure their knowledge and understanding of IMRIS business remains current;

(j)                                    ensure that a majority of the directors are independent according to applicable rules and regulations;

(k)                                 develop a review process (the “Process”) for periodic assessment of the effectiveness of each director, the Board and each of its committees and co-ordinate, supervise and assess the Process;

(l)                                    establish procedures for effective Board meetings and otherwise ensure that processes, procedures and structures are in place to ensure that the Board functions independently of management and without conflicts of interest;

(m)                              ensure that appropriate processes are established by the Board to fulfill its responsibility for (i) oversight of strategic direction and development and review of ongoing results of operations and (ii) oversight of investor relations and public relations activities and procedures for the effective monitoring of its shareholder base, receipt of shareholder feedback and responses to shareholder concern;

(n)                                review and recommend the adoption of IMRIS’s strategic corporate policies, including its Disclosure and Confidentiality Policy, Insider Trading Policy, Code of Business Conduct and Ethics, and other relevant policies associated with ensuring an effective system of corporate governance (the “Policies”);

(o)                                review with legal counsel compliance with applicable laws and regulations and inquiries received from regulators and governmental agencies;

(p)                                authorize and oversee the investigation of any alleged breach of any Policies;

(q)                                review the mandates of the Board’s committees and any recommendations received from such committees and recommend appropriate changes;

(r)                                   annually evaluate the Committee’s performance as compared to the requirements of this Charter; and

(s)                                 annually review the Committee’s Charter and any other documents used by the Committee in fulfilling its responsibilities.

Chairman

The Chairman’s primary role is to ensure that the Committee functions properly, meets its obligations and responsibilities, fulfills its purpose and that its organization and mechanisms are in place and are working effectively.  More specifically, the Chairman shall:

(a)                                  chair meetings of the Committee;

(b)                                 in consultation with the Chairman of the Board, the Members, the Executive Vice President and Chief Financial Officer and Corporate Secretary, set the agendas for the meetings of the Committee;

(c)                                  in collaboration with the Chairman of the Board, the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the Corporate Secretary, ensure that agenda items for all Committee meetings are ready for presentation and that adequate information is distributed to Members in advance of such meetings in order that Members may properly inform themselves on matters to be acted upon;

(d)                                 assign work to Members;

(e)                                  act as liaison and maintain communication with the Chairman of the Board and the Board to optimize and co-ordinate input from directors, and to optimize the effectiveness of the Committee; and

(f)                                    provide leadership to the Committee with respect to its functions as described in this Mandate and as otherwise may be appropriate.

APPENDIX “B”

IMRIS INC.

AUDIT AND GOVERNANCE COMMITTEE

AUDITOR SERVICES PRE-APPROVAL POLICY

1.                          Purpose of Auditor Services Pre-approval Policy

The Audit and Governance Committee of the Board of Trustees (the “Board”) of IMRIS Inc. (the “Corporation”) has adopted this Auditor Services Pre-approval Policy (the “Policy”) as part of the Corporation’s comprehensive Corporate Governance Policy in order to provide to its personnel the policies and procedures followed by the Audit and Governance Committee in reviewing and pre-approving services to be provided to the Corporation and its subsidiaries (collectively the “Corporation”) by the Corporation’s independent external auditor (the “External Auditor”), and to disclose those policies and procedures to the Corporation’s shareholders.

The policies and procedures in this policy are set forth as guidelines. They do not constitute requirements or create legal obligations. The Audit and Governance Committee may supplement or modify the policies and procedures as appropriate in its discretion, or it may choose to pre-approve External Auditor services in other ways that it deems advisable in its business judgment.

2.                          Statement of Principle

The Audit and Governance Committee should evaluate all services that are proposed to be performed by the External Auditor of the Corporation, before those services are commenced, in order to ensure that the provision of the services will not impair the External Auditor’s independent status. Services should not be commenced by the External Auditor of the Corporation unless and until the specific service has been approved by the Audit and Governance Committee or its designee.

3.                          Delegation of Authority

The Audit and Governance Committee elects to delegate pre-approval authority to the Chair of the Audit and Governance Committee, and delegates the responsibility for coordinating the External Auditor services to the Chief Financial Officer, within the parameters of this Policy. The Chair of the Audit and Governance Committee shall report any pre-approval decisions to the Audit and Governance Committee at its next scheduled meeting. The Audit and Governance Committee will not delegate to management the Audit and Governance Committee’s responsibilities for pre-approving audit and non-audit services performed by the External Auditor.

4.                          Policy and Procedures

The Corporation will not engage the External Auditor to carry out any non-audit services prohibited by applicable law, regulation, rule or accounting or auditing standard. A list of prohibited services is provided in Appendix B1, and may be amended from time to time to add any other services prohibited by applicable regulators.

The Audit and Governance Committee will consider the pre-approval of permitted services to be performed by the External Auditor. A list of permitted services is provided in Appendix B2, and may be amended from time to time to add any other services permitted by applicable regulators.

For permitted services the following pre-approval policies will apply:

(a) Audit Services

Annually, the Audit and Governance Committee will pre-approve all audit services provided by the External Auditor, as submitted jointly by the Chief Financial Officer and the External Auditor. Any additional requests for pre-approval of audit services should be addressed as described in (c) below.

(b) Pre-Approval of Audit Related, Tax and Other Non-audit Services

Annually, the Audit and Governance Committee will pre-approve the audit related, tax and other non-audit services provided by the External Auditor that are recurring or otherwise reasonably expected to be provided, as submitted jointly by the Chief Financial Officer and the External Auditor.  The Audit and Governance Committee will be subsequently informed, at least quarterly, of the services for which the External Auditor has been actually engaged. Any additional requests for pre-approval will be addressed on a case-by-case specific engagement basis as described in (c) below.

(c) Approval of Additional Services

The Corporation employee making the request will submit the request for service to the Corporation’s Chief Financial Officer. The request for service should include a description of the service, the estimated fee, a statement that the service is not a Prohibited Service and the reason the External Auditor is being engaged.

(i) Services where the aggregate fees are estimated to be less than or equal to $7,500 (in either U.S. or Canadian dollars).

Recommendations, in respect of each engagement, will be submitted by the Corporation’s Chief Financial Officer for consideration and approval. The full Audit and Governance Committee will subsequently be informed of the service, at its next meeting. The engagement may commence upon approval of the Chief Financial Officer.

(ii) Services where the aggregate fees are estimated to be greater than $7,500 and less than or equal to $50,000 (in either U.S. or Canadian dollars).

Recommendations, in respect of each engagement, will be submitted by the Corporation’s Chief Financial Officer to the Chair of the Audit and Governance Committee for consideration and approval. The full Audit and Governance Committee will subsequently be informed of the service, at its next meeting. The engagement may commence upon approval of the Chair of the Audit and Governance Committee.

(iii) Services where the aggregate fees are estimated to be greater than $50,000 (in either U.S. or Canadian dollars).

Recommendations, in respect of each engagement, will be submitted by the Corporation’s Chief Financial Officer to the full Audit and Governance Committee for consideration and approval, generally at its next meeting or at a special meeting called for the purpose of approving such services. The engagement may commence upon approval of the full Audit and Governance Committee.

5. De Minimis Exception

The Audit and Governance Committee recognizes that applicable laws provides for an exception to the pre-approval requirements for permitted non-audit services, provided all such services were not recognized at the time of the engagement to be non-audit services and, once recognized, are promptly brought to the attention of the Audit and Governance Committee and approved prior to the completion of the audit. The aggregate amount of all services approved in this manner may not constitute more than five percent of the total fees paid to the External Auditor during the fiscal year in which the services are provided.

6. Disclosure of Pre-Approval Policies and Procedures

Annually, the Corporation shall publicly disclose the Audit and Governance Committee’s pre-approval policies and procedures and the fees paid to the External Auditors, in accordance with regulatory requirements.

Appendix B1

Background and Prohibited Services

Background

On January 1, 2004, the Canadian Institute of Chartered Accountants’ (CICA) revised Rules of Professional Conduct on auditor independence became effective. As they relate to public companies these new rules are very similar to the revised independence rules of the Securities and Exchange Commission (SEC) that became effective on May 6, 2003. They include prohibitions or restrictions on services that may be provided by auditors to their audit clients and require that all services provided to a listed entity audit client, including its subsidiaries, be pre-approved by the client’s audit committee.

In addition, under Canadian Securities Administrators (CSA) rules, a public company’s Audit and Governance Committee will be responsible for pre-approving all non-audit services to be provided to the company or its subsidiaries by the company’s external auditors or the external auditors of the company’s subsidiaries.

Under both the CICA and CSA rules, pre-approval of services by the Audit and Governance Committee may be accomplished either by specific approval of each engagement or by adopting pre-approval policies and procedures.

Prohibited Services

The rules identify the following ten types of non-audit services that are deemed inconsistent with an auditors’ independence (“Prohibited Services”):

1.               Bookkeeping or other services related to the audit client’s accounting records or financial statements.

2.               Financial information systems design and implementation

3.               Appraisal or valuation services for financial reporting purposes.

4.               Actuarial services for items recorded in the financial statements.

5.               Internal audit outsourcing services.

6.               Management functions.

7.               Human resources.

8.               Certain corporate finance and other services.

9.               Legal services.

10.         Certain expert services unrelated to the audit.

The rules provide further details as to the specific nature of services within these categories that are prohibited.

Appendix B2

Permitted Services

Permitted Services

The Audit and Governance Committee will consider the pre-approval of permitted services to be performed by the External Auditor in each of the following broad categories:

(a) Audit Services:

Include services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements. Such services may include:

(i)                                     Annual audit of consolidated financial statements.

(ii)                                  Quarterly intermediate review of interim consolidated financial statements.

(iii)                               Other audit and special reports which include among others:

•                  accounting consultations and tax services required to perform an audit

•                  periodic reports and other documents filed with securities regulatory bodies or other documents

•                  issued in connection with securities offerings

(iv)                              Attestation engagement relative to Canadian securities rules.

(b) Audit Related Services:

Include services by an external auditor that are reasonably related to the performance of the audit of the issuer’s financial statements and are not reported as Audit Services. Such services may include:

(i)                                     Audit of pension and other benefit plans.

(ii)                                  Consultations concerning accounting and financial reporting standards, such as discussion, research consultations and auditing procedures relating to new pronouncements, usual or non-recurring transactions and other technical topics which are generally non-recurring.

(iii)                               Assistance with statutory financial reporting, such as providing technical advice and compliance (preparation) services in connection with required statutory filings.

(iv)                              Assistance with financial due diligence (non-tax) performed on potential acquisition targets.

(v)                                 Auditing procedures and special reports (as periodically requested).

(vi)                              Internal control reviews and assistance with internal control reporting requirements

(vii)                           Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by securities regulators, or other regulatory or standard-setting bodies (Note: Under securities rules, some consultations may be “audit” services rather than “audit-related” services)

(c) Tax Services:

Include professional services rendered by an external auditor for tax compliance, tax advice, and tax planning. Such services may include:

(i)                                     Advice and assistance with regard to tax compliance, tax planning and audit defense.

(ii)                                  Tax-related due diligence performed on potential acquisition targets.

(iii)                               Review tax returns on a pre-filing basis.

(iv)                              Consultation on tax technical matters, such as tax basis and earnings and profits computations; evaluating the deductibility of certain expenses and creditability of certain expenses and income items; advice on accounting methods, timing issues, compliance matters and characterization issues.

(v)                                 Technical and procedural advice in connection with examination by various tax jurisdictions.

(d) Other Services

Include products and services provided by the external auditor not included in the previous three categories. Such services may relate to: valuations; information technology advisory and risk management; actuarial; forensic and related services; corporate recovery; transactions; corporate finance; project risk management; operational advisory and risk management; regulatory and compliance.